EXECUTION VERSION

Purchase and Sale Agreement

By and Between

Maurice W. Brown Oil & Gas, LLC

as Seller

and

Fidelity Exploration & Production Company

and Fidelity Oil Co.

as Buyer

Dated February 10, 2014

Dated Effective October 1, 2013

Converse County, Wyoming

3062469.3

TABLE OF CONTENTS

ARTICLE 1.	Purchase and Sale	1
1.1	Purchase and Sale	1
1.2	The Assets	1
1.3	Excluded Assets	3
1.4	Overriding Royalties and other Burdens	4
1.5	Effective Time	5
1.6	Revenue and Expenses	5
1.7	Section 1031 Exchanges	5

ARTICLE 2.	Purchase Price	5
2.1	Purchase Price	5
2.2	Deposit	5
2.3	Allocation of the Purchase Price	6
2.4	Adjustments to Purchase Price	6
2.5	Preliminary Settlement Statement	8

ARTICLE 3.	Due Diligence and Exclusive Offer	8
3.1	The Records	8
3.2	Information Disclaimer	9
3.3	Physical Access to the Assets	9
3.4	Buyer’s Other Due Diligence Activities	9
3.5	Exclusive Offer	9

ARTICLE 4.	Title Matters	10
4.1	Definitions	10
4.2	Purchase Price Adjustments for Title Defects	14
4.3	Interest Addition	15
4.4	General Disclaimer of Title Warranties and Representations	16
4.5	Disputes Regarding Title	16
4.6	Casualty Loss	17
4.7	Preferential Rights and Consents to Assign	17
4.8	Rentals, Minimum Royalties, and Shut-in Royalties	19
4.9	Excluded Contracts	19

ARTICLE 5.	Environmental Matters	19
5.1	Definitions	19
5.2	Environmental Assessment	21
5.3	Environmental Representation and Warranty	21
5.4	Environmental Liabilities and Obligations	22
5.5	Contested Environmental Defects	23
5.6	Exclusive Remedies	24

i

ARTICLE 6.	Seller’s Representations and Warranties	24
6.1	Company Representations	24
6.2	Liability for Brokers’ Fees	24
6.3	No Bankruptcy	24
6.4	Foreign Person	25
6.5	Litigation	25
6.6	Judgments	25
6.7	Compliance with Law	25
6.8	Material Contracts	25
6.9	Records	25
6.10	Property Expenses	25
6.11	Capital Projects	26
6.12	Leases	26
6.13	Licenses and Permits	26
6.14	Hydrocarbon Sales Contracts	26
6.15	Imbalance Volumes	26
6.16	Insurance	27
6.17	Plugging Obligations	27
6.18	Preferential Rights and Required Consents	27
6.19	Area of Mutual Interest, Tax Partnerships	27
6.20	Taxes	27
6.21	Title	27
6.22	Surface Access	27
6.23	Intellectual Property	27

ARTICLE 7.	Buyer’s Representations and Warranties	28
7.1	Corporate Representations	28
7.2	Liability for Brokers’ Fees	28
7.3	Litigation	28
7.4	Financing	28
7.5	Consents	28
7.6	Bankruptcy	29
7.7	Regulatory	29
7.8	Accredited Investor	29
7.9	Independent Evaluation	29

ARTICLE 8.	Covenants and Agreements	29
8.1	Covenants and Agreements of Seller	29
8.2	Covenants and Agreements of Buyer	30
8.3	Covenants and Agreements of the Parties	30
8.4	Suspense Accounts and Division of Interest	32
8.5	Record Retention	32
8.6	Disclaimers	32

ARTICLE 9.	Tax Matters	34
9.1	Definitions	34
9.2	Apportionment of Property Taxes	35

9.3	Apportionment of Severance Taxes	36
9.4	Income Taxes	36
9.5	Transfer Taxes	36
9.6	Post-Closing Tax Matters	36
9.7	Allocations for Federal Income Tax Purposes	37

ARTICLE 10.	Conditions Precedent to Closing	37
10.1	Seller’s Conditions Precedent	37
10.2	Buyer’s Conditions Precedent	38

ARTICLE 11.	Termination	39
11.1	Termination	39
11.2	Remedies	39

ARTICLE 12.	Closing	40
12.1	Date of Closing	40
12.2	Place of Closing	41
12.3	Closing Obligations	41

ARTICLE 13.	Post-Closing Obligations	42
13.1	Final Settlement Statement	42
13.2	Financial Statements	43
13.3	Area of Mutual Interest	43
13.4	Further Assurances	43

ARTICLE 14.	Assumption and Retention of Obligations and Indemnification	44
14.1	Buyer’s Assumption of Liabilities and Obligations	44
14.2	Seller’s Retention of Liabilities and Obligations	44
14.3	Indemnification	45
14.4	Indemnification Limitations	45
14.5	Express Negligence	46
14.6	Exclusive Remedy	46
14.7	Procedure	46
14.8	Survival	47
14.9	Insurance	48
14.10	No Insurance; Subrogation	48
14.11	Reservation as to Non-Parties	48
14.12	Noncompensatory Damages	48
14.13	Disclaimer of Application of Anti-Indemnity Statutes	49

ARTICLE 15.	Miscellaneous	49
15.1	Expenses	49
15.2	Notices	49
15.3	Relationship of Buyer Entities	49
15.4	Amendments/Waiver	50
15.5	Assignment	50
15.6	Announcements	50

15.7	Counterparts/Electronic Fax Signatures	50
15.8	Governing Law	50
15.9	Entire Agreement	50
15.10	Knowledge	50
15.11	Binding Effect	50
15.12	Dispute Resolution	51
15.13	References, Titles and Construction	51

LIST OF EXHIBITS

Exhibit	Description

A	Transaction Area

B	Leases

C	Wells

D	Material Contracts

E	Form Assignment, Bill of Sale and Conveyance

F	Non Foreign Affidavit

G	Form of Seller’s Officer’s Certificate

H	Form of Buyer’s Officer’s Certificate

v

LIST OF SCHEDULES

Schedules	Description

1.3N	Excluded Properties, Interests and Rights

2.3	Allocation Schedule

4.1B.2	Contested Tax Liens

4.1B.7	Contested Mechanics Liens

4.1B.10	Contested Liens

4.7	Preferential Rights and Required Consents

5.3	Environmental Issues

6.5	Litigation

6.6	Judgments

6.10(y)	Disputed Property Expenses

6.11	Capital Projects

6.15	Imbalances

6.16	Insurance

6.17	Plugging Obligations

6.19	Area of Mutual Interest; Tax Partnership

6.20	Tax Matters

8.4	Suspense Revenues

PURCHASE AND SALE AGREEMENT
Converse County, Wyoming

This Purchase and Sale Agreement (the “Agreement”), dated February 10, 2014, but effective as of October 1, 2013, is by and between Maurice W. Brown Oil & Gas, LLC, a Wyoming limited liability company, whose address is 516 South Greeley Highway, Cheyenne, Wyoming 82007 (“Seller”) and Fidelity Exploration & Production Company, a Delaware corporation (“Fidelity Exploration”), and Fidelity Oil Co., a Delaware corporation (“Fidelity Oil”), each of whose address is 1700 Lincoln Avenue, Suite 2800, Denver, Colorado 80203 (Fidelity Exploration and Fidelity Oil, collectively, “Buyer”). The transaction contemplated by this Agreement may be referred to as the “Transaction.” Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.” The obligations of the companies comprising Buyer under this Agreement shall be several in the ratio of ninety-eight percent (98%) for Fidelity Exploration and two percent (2%) for Fidelity Oil.
Recitals

A.    Seller owns certain interests in oil and gas leases covering lands and certain oil and gas wells located in a portion of Converse County, Wyoming, as more particularly described on attached Exhibit A (the “Transaction Area”).
B.    Seller and Buyer desire that Buyer acquire one hundred percent (100%) of Seller’s interest in the Assets, as defined below, and all title and the rights associated therewith by paying the Purchase Price, as that term is defined below.
C.    To accomplish the foregoing, the Parties wish to enter into this Agreement.
Agreement

In consideration of the mutual promises herein, One Hundred Dollars ($100.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1.
PURCHASE AND SALE

1.1    Purchase and Sale. Seller agrees to sell and Buyer agrees to purchase the Assets pursuant to the terms of this Agreement.

1.2    The Assets. As used herein, the term “Assets” (or individually an “Asset”) refers to all (one hundred percent (100%)), of the Seller’s right, title and interest in and to the following:

A.The oil, gas and/or mineral leases described in Exhibit B (the “Leases”, or individually, a “Lease”) covering the lands described on Exhibit B, together with the lands pooled or unitized therewith (the “Lands”), and the oil, gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith (“Hydrocarbons”) in, on or under the Leases or Lands (including Hydrocarbons in storage or in pipelines, plants and tanks as of the Effective Time (as later defined)), including the leasehold estates and interests, contractual leasehold, other similar leasehold rights in the Leases or Lands, working interests, mineral interests, royalty interests, overriding royalty interests, production payments and net profits interests therein, together with the property and rights incident thereto, subject to those reservations, limitations or depth restrictions, if any, identified on such Exhibit B;

B.The oil and gas wells, water, injection and disposal wells on the Lands, or on lands pooled, communitized or unitized therewith as specifically described in Exhibit C (the “Wells”);

C.All personal property, inventory, equipment, fixtures or improvements used in connection with the exploration, drilling, production, gathering, treatment, processing, storing, transportation, sale or disposal of Hydrocarbons or water produced from the Wells and Leases or located on the Lands, including any gathering systems and any compressors owned by Seller (the “Equipment”);

D.The rights, interests and estates created under those certain servitudes, easements, rights-of-way, privileges, franchises, prescriptions, licenses, leases, permits and/or other rights associated with the Leases and Lands, together with any amendments, renewals, extensions, supplements, modifications or other agreements related thereto, and further together with any other servitudes, easements, rights-of-way, privileges, prescriptions, franchises, licenses, permits and/or other rights (whether presently existing or hereafter created and whether now owned or hereafter acquired by operation of law or otherwise) used, held for use in connection with, or in any way related to the properties and interests described in Sections 1.2A through 1.2J;

E.All permits, rights-of-way, surface access agreements and easements located on the Lands or used in connection with the exploration, drilling, production, gathering, treatment, processing, storing, transportation, sale or disposal of Hydrocarbons or water produced from the Leases and Lands;

F.The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby and all other such agreements relating to the properties and interests described in Sections 1.2A through 1.2E and to the production of Hydrocarbons, if any, attributable to said properties and interests;

G.All contracts and contractual rights, obligations, and interests, including all farmout and farmin agreements, operating agreements, production sales and purchase contracts, gas balancing agreements, saltwater disposal agreements, surface leases, division and transfer orders, and other contracts or agreements covering or affecting any or all of the properties and interests described or referred to in Sections 1.2A through 1.2J (the “Contracts”), including the Contracts that are material to the ownership and operation of the Assets to which Seller is a party, or of which Seller has knowledge, as listed in Exhibit D (the “Material Contracts”);

H.    All engineering, geologic, geophysical and seismic data and licenses pertaining to the properties and interests described in Sections 1.2A through 1.2J other than the Hornbuckle 3D Seismic Survey (the “Data”);

I.    All files, records and data relating to the items described in Sections 1.2A through 1.2J maintained by Seller including, without limitation, the following, if and to the extent that such files exist: all records, files, title documents, including correspondence, records of production and maintenance, revenue, sales, expenses, warranties, lease files, land files, well files, division order files, abstracts, title opinions, assignments, reports, property records, contract files, financial statements and associated work papers and work product, which relate to the items described in Sections 1.2A through 1.2J, including work product prepared by accountants, and the reserve reports and lease operating statements for the items described in Sections 1.2A through 1.2J for the years 2011, 2012, 2013, and that portion of 2014 prior to Closing and such other records as Buyer may request or are necessary for Buyer to prepare financial statements, tax returns, and other filings, but excluding from the foregoing (i) those files, records and data subject to unaffiliated third party contractual restrictions on disclosure or transfer, (ii) work product prepared by accountants in connection with Seller’s tax planning and the preparation of Seller’s income or franchise tax returns, (iii) third party reserve reports and evaluations, and (iv) audited financial statements (after such exclusions, the “Records”). To the extent that any of the Records contain interpretations of Seller, Buyer agrees to rely on such interpretations at its own risk; and

J.    All other real and personal properties, rights and titles of Seller, other than the Excluded Assets, owned by Seller and located in, or pertaining to, the Transaction Area as of the Effective Time, whether or not described in Sections 1.2A through 1.2I above, or included in an Exhibit or Schedule to this Agreement.

1.3    Excluded Assets. As used herein, the term “Excluded Assets” refers to all of Seller’s right, title and interest in and to the following, all of which are excluded from the terms of this Agreement and shall remain the sole property of Seller:

A.    All of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets) and the items excluded from the Records under Section 1.2I;

B.    All trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time;

C.    To the extent they do not relate to the Assumed Obligations, all claims and causes of action of Seller arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

D.    All rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property prior to the Effective Time, to the extent they do not relate to the Assumed Liabilities;

E.    All Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time;

F.    All claims of Seller for refunds (including rights to receive refunds from any governmental entity) or loss carry forwards or credits with respect to (i) Asset Taxes (hereafter defined) allocable to Seller pursuant to Section 9.2 or Section 9.3, except to the extent such Taxes resulted in an adjustment in the final determination of the Final Purchase Price, (ii) Income Taxes of the Seller, or (iii) any Taxes attributable to the Excluded Assets;

G.    All offices, office leases of Seller, office furniture, furnishings, computer equipment, proprietary computer software, radio and telephone equipment, patents, trade secrets, copyrights, names, trademarks, logos and all other intellectual property;

H.    All documents and instruments of Seller that may be protected by an attorney/client privilege or any attorney work product doctrine, but specifically excluding title opinions;

I.    Any and all files, records, and documents relating to Seller’s sale of the Assets, including any research, valuation or pricing information prepared by Seller and/or any consultants for Seller in connection with Seller’s efforts to sell the Assets, and any offers received for such interests and information and correspondence in connection therewith;

J.    All engineering, geophysical and other seismic and related technical data and information relating to the Assets which Seller may not disclose, assign or transfer under its existing agreements and licenses without consent or without making an additional payment, or incurring any liabilities or obligations except to the extent that such payments, liabilities and obligations are permitted to be assumed by Buyer under the applicable agreements and the same are assumed by Buyer;

K.    Any debt instruments;

L.    Any of the Assets described in Section 1.2E, Section 1.2G, Section 1.2H or Section 1.2I that are not assignable, without consent or without making any additional payments, or incurring any liabilities or obligations except to the extent that such payments, liabilities and obligations are permitted to be assumed by Buyer under the applicable agreements and the same are assumed by Buyer;

M.    The Hornbuckle 3D Seismic Survey; and

N.    All other properties, interests and rights expressly reserved to the Seller and that are excluded from the Transaction under other provisions of this Agreement, including those set forth on Schedule 1.3N.

1.4    Overriding Royalties and other Burdens. As of the Effective Time, Seller has not and will not reserve or transfer an overriding royalty interest or otherwise burden the Assets,

except that Seller has previously reserved an overriding royalty interest under the Helis Agreement (as later defined) which is to be transferred to Buyer as part of the Assets (the “Helis Overriding Royalty”).

1.5    Effective Time. The purchase and sale of the Assets shall be effective as of October 1, 2013, at 7:00 a.m. Mountain Daylight Time (the “Effective Time”).

1.6    Revenue and Expenses. Subject to the provisions hereof, Seller shall (i) remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and all other income, proceeds, receipts and credits) and (ii) remain responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Property Expenses (as later defined), in each case, attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall (iii) be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds), and (iv) be responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Property Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time.

1.7    Section 1031 Exchanges. Seller reserves the right, at or prior to Closing, to assign its rights to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“1031 Assets”), to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations) (the “QI”) to accomplish this transaction, in whole or in part, as a like-kind exchange (“Like-Kind Exchange”) under Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”). Buyer hereby (i) consents to Seller’s assignment of its rights in this Agreement to the 1031 Assets, and (ii) if such an assignment is made, provided Buyer received timely notice thereof, Buyer agrees to pay all or a portion of the Purchase Price into a qualified trust account at Closing as directed in writing by Seller. Buyer likewise reserves the right, at or prior to Closing, to assign all or a portion of its rights in this Agreement to a QI or to Buyer’s Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37) (the “EAT”) in connection with effecting a Like-Kind Exchange. Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI or EAT shall not release either Party from or expand any of their respective liabilities and obligations to each other under this Agreement. Neither Party shall be obligated to pay any additional costs or incur any additional obligations as a result of any Like-Kind Exchange effected by the other Party and each Party agrees to hold harmless and indemnify the other Party from and against all claims, losses and liabilities, if any, resulting from such Like-Kind Exchange.

ARTICLE 2.
PURCHASE PRICE

2.1    Purchase Price. The “Purchase Price” for the Assets shall be Ninety-One Million Five Hundred Thousand Dollars ($91,500,000.00).

2.2    Deposit. Contemporaneously with the execution of this Agreement, Buyer has deposited with Seller by wire transfer in same day funds, the sum of Two Million Dollars ($2,000,000.00) (the “Deposit”). The Deposit shall be distributed to Seller and credited to the

Purchase Price at Closing, or if this Agreement is terminated, shall be distributed or retained pursuant to Article 11.

2.3    Allocation of the Purchase Price. Buyer, with Seller’s approval, has allocated the Purchase Price among the Assets as set forth on Schedule 2.3. The value so allocated to a particular Asset or spacing unit may be referred to as the “Allocated Value” for that Asset.

2.4    Adjustments to Purchase Price. All adjustments to the Purchase Price shall be made (i) according to the factors described in this Section 2.4, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.

A.    Closing Amount. The term “Closing Amount” means the Purchase Price, less the Deposit, adjusted as provided in this Section 2.4, using reasonable estimates as agreed to by the Parties if actual numbers are not available.

B.    Property Expenses. For the purposes of this Agreement, the term “Property Expenses” shall mean all capital expenses (including amounts paid, leases acquired and other capital expenditures incurred after the Effective Time), and all other direct and actual expenses attributable to the Assets, including, without limitation, joint interest billings, lease operating expenses, third party overhead charges, lease rental and maintenance costs, royalties, overriding royalties, leasehold payments, Asset Taxes (as defined and apportioned as of the Effective Time pursuant to Article 9), drilling expenses, workover expenses, gathering costs, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Assets during the period in question. In no event will Property Expenses include any costs or expenses of any kind associated with Seller’s efforts to sell or market the Assets.

C.    Upward Adjustments. The Purchase Price shall be adjusted upward by the following:

1.An amount equal to all proceeds (net of royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons and Taxes not otherwise accounted for hereunder) received and retained by the Buyer from the sale of all Hydrocarbons produced from or credited to the Assets prior to the Effective Time;

2.An amount equal to all Property Expenses incurred and paid by Seller that are attributable to the period after the Effective Time;

3.To the extent not covered in the preceding paragraph, an amount equal to all prepaid expenses attributable to the Assets after the Effective Time, whether paid before, on, or after the Effective Time, that were paid by or on behalf of Seller, including applicable insurance costs, prepaid drilling and/or completion costs, and prepaid utility charges;

4.An amount equal to the Interest Addition Adjustment;

5.    An amount equal to the value of all Hydrocarbons in storage or in the pipelines, plant and tanks as of the Effective Time that is credited or attributable to the Assets; provided that the value of oil in the production tanks shall be calculated to include only the oil stored above the load lines as of the Effective Time (i.e. Buyer is not responsible for paying Seller “tank bottoms”) and the value (i) for purposes of the Preliminary Settlement Statement, to be the actual price received for such oil, gas, or natural gas liquids, less applicable Taxes, upon the first unaffiliated third party sale thereof, if available, and upon such estimates, as are reasonably agreed upon by the Parties, to the extent actual amounts sold, or to be sold, and prices obtained, or to be obtained, are not known at Closing, and (ii) for purposes of the Final Settlement Statement, to be based upon actual amounts sold and prices obtained, less applicable Taxes, from the first unaffiliated third party sale thereof;

6.    An amount equal to the value of imbalances including, without limitation, pipeline, plant, and under-produced gas owed to Seller as of the Effective Time, with the value (i) for the purposes of the Preliminary Settlement Statement, to be the actual price received for such Hydrocarbons to be based upon actual amounts received in October of 2013, if available, and upon such estimates as are reasonably agreed upon by the Parties, to the extent actual amounts are not known at Closing, and (ii) for purposes of the Final Settlement Statement, to be based upon actual amounts sold and prices received in October 2013; and

7.    Any amounts provided elsewhere in this Agreement and any other amount agreed to by Buyer and Seller.

D.    Downward Adjustments. The Purchase Price shall be adjusted downward by the following:

1.    An amount equal to all proceeds (net of royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons and Taxes not otherwise accounted for hereunder) received and retained by the Seller from the sale of all Hydrocarbons produced from or credited to the Assets after the Effective Time;

2.    An amount equal to all Property Expenses that remain unpaid by Seller, or that have been paid by Buyer, and that are attributable to the period prior to the Effective Time;

3.    An amount equal to all cash in, or attributable to, suspense accounts held by Seller relating to the Assets for which Buyer has accepted responsibility at Closing pursuant to Section 8.4;

4.    An amount equal to (i) the value of imbalances including, without limitation, pipeline, plant, and over-produced gas owed by Seller as of the Effective Time, with the value to be based upon actual amounts received in October of 2013, if available, and upon such estimates as are reasonably agreed upon by the Parties, to the extent actual amounts are not known at Closing, and (ii) for purposes of the Final Settlement Statement, be based upon actual amounts received;

5.    An amount equal to the Title and Environmental Defects Adjustment (hereafter defined);

6.    An amount equal to the Exclusion Adjustments (hereafter defined); and

7.    Any other amounts provided elsewhere in this Agreement, and any other amount agreed to by Buyer and Seller.

E.    Tax Adjustments. To adjust the Purchase Price for the apportionment of Taxes, the Parties agree to adjust the Purchase Price downward or upward, as appropriate, pursuant to the provisions of Article 9.

2.5    Preliminary Settlement Statement. The Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” prepared by Seller, submitted to Buyer, subject to Section 13.1, on or before the date that is three (3) calendar days prior to Closing. The Preliminary Settlement Statement shall set forth the Purchase Price and all adjustments thereto using the actual numbers that are available, and the resulting amount, less the Deposit, will be paid to Seller at Closing, together with the designation of Seller’s account for the wire transfer of same day funds. As soon as practicable after the receipt of the Preliminary Settlement Statement, but in no event later than the date that is one (1) calendar day prior to Closing, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Preliminary Settlement Statement. The Parties shall attempt to resolve any disputes regarding the Preliminary Settlement Statement prior to Closing. Disputes regarding the Preliminary Settlement Statement that are not resolved prior to Closing shall be resolved by the Parties on or before the Final Settlement Statement Due Date, or otherwise pursuant to Section 13.1, and the amount of such adjustments to the Purchase Price at Closing shall be that amount set forth in the written report containing Buyer’s proposed changes to the Preliminary Settlement Statement delivered by Buyer to Seller as provided in this Section 2.5, but adjusted upwards or downwards for any items that have been resolved by the Parties prior to Closing. After Closing, the Purchase Price shall be adjusted pursuant to the Final Settlement Statement delivered pursuant to Section 13.1.

ARTICLE 3.
DUE DILIGENCE AND EXCLUSIVE OFFER

3.1    The Records. From the date of this Agreement until Closing and subject to Section 8.3A, Section 8.3B and Section 8.3C, Seller will make the Records and Contracts available to Buyer for inspection, copying, and review at Seller’s offices during normal business hours to permit Buyer to perform its due diligence review. Subject to the consent and cooperation of third parties, including but not limited to the Operator (hereafter defined), Seller will use commercially reasonable efforts to assist Buyer to obtain, at Buyer’s expense, such additional information from such third parties as Buyer may reasonably desire. Buyer may inspect the Records, Contracts and such additional information only to the extent it may do so without violating any obligation of confidence or contractual commitment of Seller to a third party. Buyer acknowledges that certain third parties, not Seller, are the operators with respect to all of the Assets (each an “Operator” and together the “Operators”). As a result, pertinent information regarding the Assets may have to be obtained from the respective Operator, which Seller shall use commercially reasonable efforts to assist Buyer to obtain.

3.2    Information Disclaimer. Except for the representations and warranties contained in this Agreement, Seller makes no representation or warranties of any kind as to the Records, the Contracts, or any other information reviewed by Buyer. Subject to (y) the items that were excluded to arrive at the definition of Records, and (z) the items constituting the Excluded Assets, Seller represents that during the Buyer’s inspection it has not, and will not, withhold any Records, Contracts, or other information in its possession of any kind related to its ownership of the Assets, or the environmental condition or value of the Assets. Buyer agrees that any conclusions drawn from its review of the Records, Contracts and other information shall be the result of its own independent review and judgment.

3.3    Physical Access to the Assets. During reasonable business hours, Seller agrees to grant Buyer physical access to the Assets to allow Buyer to conduct, at Buyer’s sole risk and expense, on-site inspections or environmental assessments of the Assets. In connection with any on-site inspections and assessments of the Assets, Buyer agrees not to interfere with the normal operation of the Assets and agrees to comply with all operational and safety requirements of the Operators of the Assets. In connection with granting such access, Buyer represents that it is adequately insured and waives, releases and agrees to indemnify, defend and hold harmless Seller, and its directors, officers, shareholders, employees, agents, members, partners, and representatives against all claims for injury to, or death of, persons or for damage to property arising in any way from the access afforded to Buyer hereunder or the Operators or the activities of Buyer except to the extent resulting from the gross negligence or willful misconduct of Seller. This waiver, release and indemnity by Buyer shall survive termination of this Agreement. Seller will use commercially reasonable efforts pursuant to its rights under the applicable joint operating agreement to assist Buyer to obtain access rights from the respective Operator for Buyer to conduct its investigation and due diligence of the Assets under this Section 3.3; provided that Seller shall not be required to incur any liability or pay any money in order to assist Buyer to obtain such access rights. Upon completion of Buyer’s due diligence, Buyer will, at its sole costs and expense and without any cost or expense to Seller (i) repair all damage done to the Assets in connection with Buyer’s due diligence and restore the Assets to at least the approximate same condition as they were in prior to commencement of Buyer’s due diligence, and (ii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. The preceding sentence will survive the termination of this Agreement.

3.4    Buyer’s Other Due Diligence Activities. In addition to Buyer’s rights provided in Section 3.3, Seller acknowledges that Buyer will be conducting other due diligence reviews of the Assets including, without limitation, confirming (i) the quantum of the Net Revenue Acres of the Leases, and the Base NDI and Base WI of the Wells, (ii) financials, production statements and the Records, and (iii) ownership, title, acreage, and terms of the Assets.

3.5    Exclusive Offer. Upon execution of this Agreement, Seller shall not offer the Lands and Leases as described herein, entertain offers from, or negotiate for the sale of the Lands and Leases as described herein, to any third party prior to Closing or the termination of this Agreement.

ARTICLE 4.
TITLE MATTERS

4.1    Definitions.

A.    Defensible Title. The term “Defensible Title” means such title to the Assets, that, subject to and except for Permitted Encumbrances:

1.    entitles Seller to receive the Net Decimal Interest share of the Hydrocarbons produced, saved and marketed from any Well throughout the duration of the productive life of such Well or such specified zone(s) therein of not less than the Net Decimal Interest shown in Exhibit C for such Well. As used in this Agreement, “Net Decimal Interest” (or “NDI”) with respect to a Well shall mean (i) Seller’s percentage share of the Hydrocarbons produced, saved and marketed from the Leases located within the spacing unit of such Well, after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons, multiplied by (ii) Seller’s Working Interest (as defined herein) in the Leases located within the spacing unit of such Well. The Net Decimal Interest for each Well as set forth on Exhibit C (which includes the Helis Overriding Royalty or any other overriding royalty interest in the Leases owned by Seller (unless expressly excluded pursuant to Section 1.3), where applicable) is referred to herein as the “Base NDI”). The Base NDI, which may be adjusted due to (i) decreases in connection with those operations which Seller has elected or may elect to be a non-consenting co-owner, in compliance with Section 8.1B, or (ii) decreases resulting from the establishment or amendment of pools or units, but in each case, to the extent occurring after the Effective Time and not otherwise reflected in Exhibit C is referred to herein as the “Adjusted NDI ”.

2.    obligates Seller to bear a percentage of the costs and expenses for the maintenance, development, operation and production relating to any Well throughout the productive life of such Well (“Working Interest” or “WI”) not greater than the Working Interest shown in Exhibit C for such Well (the “Base WI”) without increase, except (i) increases to the extent that they are accompanied by a proportionate increase in Seller’s Base NDI (or Adjusted NDI, if applicable), (ii) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements occurring after the Effective Time and not otherwise reflected in Exhibit C (such increases the “WI Adjustments”). The Base WI for each Well on Exhibit C, as adjusted by such Well’s WI Adjustments, will be referred to in this Agreement as the Well’s “Adjusted WI.”

3.    entitles Seller, and will entitle Buyer after Closing, to own the Net Revenue Acres in the Leases as set forth in Exhibit B. As used in this Agreement, “Net Revenue Acres” or “NRA” with respect to a Lease shall mean (i) the number of gross acres in the lands covered by the Lease, multiplied by (ii) the lessor’s percentage interest in the oil and gas fee mineral estate in the lands covered by the Lease, multiplied by (iii) Seller’s percentage leasehold interest in the Lease, multiplied by (iv) Seller’s share of the Hydrocarbons produced, saved and marketed from such Lease after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons;

4.    entitles Seller to own its proportionate interest in all depths pertaining to the “Frontier Formation”, being the stratigraphic interval from 12,800 feet to 13,033 feet, as found in the Diamond Shamrock Co. Henry Federal 23-10 well (API No. 4900922066), located in the SW/4NE/4SW/4 of Section 10, Township 37 North, Range 74 West;

5.    is free and clear of any liens, burdens or encumbrances of any kind or character, including any surface use restriction, that would materially interfere with the operation or use of any of the Asset or materially reduce the value thereof; and

6.    is deducible from the public record (including the records of the Bureau of Land Management or the State of Wyoming - Office of State Lands) and is free from reasonable doubt to the end that a prudent person engaged in the business of ownership, development, and operation of oil and gas leases with knowledge of all the facts and their legal bearing would be willing to accept the same without adjustment to the Purchase Price.

B.    Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

1.    lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to (i) reduce the Net Revenue Acres covered by a Lease below the Net Revenue Acres for such Lease as shown on Exhibit B, (ii) reduce the NDI for such Well below the Base NDI (or Adjusted NDI, if applicable) for such Well, or (iii) increase the Base WI for such Well without a corresponding increase in the Base NDI (or Adjusted NDI, if applicable) for such Well, in each case;

2.    liens for Taxes or assessments not yet due and delinquent, or that are being contested in good faith by appropriate proceedings, the proceedings of which Seller has knowledge are set forth on Schedule 4.1.B.2;

3.    all rights to consent by, required notices to, filings with, or other actions by federal, state or local governmental bodies, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance;

4.    rights of reassignment upon the surrender or expiration of any Lease;

5.    the terms and conditions of the Contracts and all documents of record to the extent such do not (i) reduce the Net Revenue Acres covered by a Lease below the Net Revenue Acres for such Lease as shown on Exhibit B, (ii) decrease the Base NDI (or Adjusted NDI, if applicable) or increase the Base WI (or Adjusted WI, if applicable) for the affected Well, or (iii) materially interfere with the operation or use of the affected Lease or Well as has been conducted in the past;

6.    easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that do not materially interfere with the operation or use of the affected Asset as has been conducted in the past or materially affect the value thereof;

7.    materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Assets (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired or (ii) if filed, such liens and charges have not yet become due and payable or are being contested in good faith by appropriate proceedings, the proceedings of which Seller has knowledge are described on Schedule 4.1.B.7;

8.    any encumbrance on or affecting the Assets which is discharged by Seller at or prior to Closing;

9.    all rights reserved to or vested in any municipality or governmental statutory or public authority to control or regulate any of the Assets or the operations with respect thereto in any manner, and all applicable laws, rules and orders of any such authority which are not such as to materially interfere with the operation or use of any of the Assets or materially reduce the value thereof; and

10.    liens created under the Assets or operating agreements or by operation of law in respect of obligations that are not due, or that are being contested in good faith by appropriate proceedings, the proceedings of which Seller has knowledge are described on Schedule 4.1.B.10.

C.    Title Defect. The term “Title Defect” means any lien, encumbrance, claim, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders the Seller’s title to the Asset, including an individual Lease or Well, to be (i) less than Defensible Title, and (ii) the Title Defect Value of which is more than Twelve Thousand Five Hundred Dollars ($12,500.00) (with such amount being the “Individual Title Threshold”). In the event a Title Defect impacts multiple Assets, the Buyer may, in its sole discretion, aggregate the Title Defect Value of all Assets impacted by the Title Defect for the purposes of determining the Individual Title Threshold. Notwithstanding the foregoing, the following shall not be considered Title Defects:

1.    defects in the chain of title, consisting of the failure to recite marital status in a document or omissions of heirship or estate proceedings, unless Buyer provides reasonable written evidence that such failure or omission has resulted in another party claiming title to the relevant Asset;

2.    defects based upon unsubordinated Deeds of Trust or Mortgages on minerals so long as such Deeds of Trust or Mortgages were granted after the date the Lease covering such minerals was executed;

3.    defects arising out of lack of survey;

4.    defects that have been cured under applicable statutes of limitation for adverse possession or for prescription, or under Wyoming’s Marketable Title statute, Wyo. Stat. §§ 34‑10‑101, et. seq.;

5.    defects or irregularities arising out of the lack of recorded powers of attorney from corporations to execute and deliver documents on their behalf;

6.    proof of representative capacity on behalf of a corporation, partnership, limited liability company or trust, unless it is clear from other documentation that a signatory party has not signed a document in the proper representative capacity;

7.    defects in acknowledgments;

8.    defects arising out of a lack of corporate or other entity authorization unless Buyer provides a reasonable basis for the assertion that such corporate or other entity action was not authorized and results in another person’s actual or superior claim of title to the relevant Asset;

9.    defects based upon failure to record leases issued by the Bureau of Land Management or the State of Wyoming - Office of State Lands in the real property records of the county in which the land covered by such leases is located;

10.    defects or irregularities arising out of prior oil and gas leases which have not been released of record, which on their face, expired more than, and no production attributable thereto has been reported to the Wyoming Oil and Gas Conservation Commission during the, five (5) years prior to the Effective Time (as long as Buyer does not provide evidence that such leases have been maintained by continuous production);

11.    such Title Defects as have been waived by Buyer; and

12.    defects based solely on: (i) lack of information in Seller’s files; or (ii) reference to an unrecorded document to which Seller, or a predecessor of Seller, or the Operator is not a party and which is not in the Records.

D.    Title Defect Value. “Title Defect Value” means the amount by which the Allocated Value of an Asset has been reduced by a Title Defect. In determining the Title Defect Value, the Parties intend to include only that portion of the Asset affected by the Title Defect. The Title Defect Value may not exceed the Allocated Value of the Asset and shall be determined by the Parties in good faith taking into account all relevant factors including, without limitation, the following:

1.    If the Title Defect is based upon the Seller’s owning an NDI (the “Corrected NDI”) which is less than the Base NDI (or Adjusted NDI, if applicable) for a Well, then the Title Defect Value shall be equal to the Allocated Value of the Asset multiplied by a fraction, the numerator of which is the difference between the Base NDI (or Adjusted NDI, if applicable) and the Corrected NDI and the denominator of which is the Base NDI (or Adjusted NDI, if applicable) for the Well.

2.    If the Title Defect is that the actual Net Revenue Acres covered by a Lease is less than the number of Net Revenue Acres set forth in Exhibit B for such Lease, the Title Defect Value shall be an amount equal to such difference in Net Revenue Acres multiplied by a fraction, the numerator of which is the Allocated Value of the affected Lease, and the denominator of which is the number of Net Revenue Acres set forth in Exhibit B for the affected Lease.

3.    If the Title Defect is based on an obligation or burden that is liquidated in amount, the adjustment will be the sum necessary to remove the obligation or burden from the affected Asset; provided, however, that the adjustment shall never exceed the Allocated Value of the affected Asset.

4.    If the Title Defect is based on an obligation or burden that is not liquidated in amount (including, but not limited to, any increase in the Base WI (or Adjusted WI, if applicable) for which there is not a proportionate increase in the Base NDI (or Adjusted NDI, if applicable)), but can be estimated with reasonable certainty, the adjustment will be the sum necessary to compensate Buyer on the Closing Date for the adverse economic effect on the affected Asset; provided, however, that the adjustment shall never exceed the Allocated Value of the affected Asset.

5.    If the Title Defect (taking into account Seller’s interest in all Leases covering the same Lands) is based on a lack of rights to the Frontier Formation, the Title Defect Value shall be 66.67% of the Allocated Value of the affected Asset.

6.    If the Title Defect is a lien or encumbrance on the Asset created by Seller, Seller shall have the lien or encumbrance unconditionally released prior to Closing and if so released, there shall be no Title Defect Value associated with such lien or encumbrance.
4.2    Purchase Price Adjustments for Title Defects.

A.    Notices of Title Defects. Buyer shall give Seller a written “Title Defect Notice” on or before 5:00 p.m. Mountain Time on February 28, 2014, (the “Title Defect Date”). To be effective, each Title Defect Notice must be in writing and must satisfy the following conditions precedent: (i) name the affected Asset; (ii) describe each Title Defect in reasonable detail; (iii) describe the basis for each Title Defect; (iv) attach Supporting Documentation; (v) state the Allocated Value of the affected Asset; (vi) state Buyer’s good faith estimate of the Title Defect Value; and (vii) set forth the computations upon which Buyer’s estimate is based. For the purposes of this Section 4.2A, “Supporting Documentation” for a particular Title Defect means the following: (x) if the basis is derived from any document, a copy of such document (or pertinent part thereof); (y) if the basis is derived from any gap in Seller’s chain of title, the documents preceding and following the gap shall be attached, or in any case, other reasonable written documentation, or (z) if the basis is derived from a title opinion, then a copy of the pertinent title comment and requirement from that opinion. Buyer shall be deemed to have waived, for all purposes of this Agreement, and Seller shall have no liability for, any Title Defect existing prior to the Title Defect Date which Buyer failed to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Title Defect Date, except that for purposes of the special warranty of title in the Assignment Buyer shall be deemed to have waived only those Title Defects existing prior to the Title Defect Date (which would otherwise be subject to such special warranty) of which Buyer had knowledge, but failed to notify the Seller of on or before the Title Defect Date.

B.    Defect Adjustments.

1.    The Purchase Price will be reduced under Section 2.4 and as set forth below, unless: (i) Seller cures, at Seller’s sole cost and expense, the Title Defect prior to Closing to Buyer’s reasonable satisfaction; (ii) Buyer agrees to waive the relevant Title Defect, which waiver may be withheld by Buyer in Buyer’s sole discretion; or (iii) Seller elects on or before Closing, to attempt to cure to Buyer’s reasonable satisfaction such Title Defect, at Seller’s sole cost and expense, no later than the Final Settlement Statement Due Date (as later defined).

2.    There shall not be any adjustment to the Purchase Price or other remedies available to Buyer (i) for any individual Title Defect for which the Title Defect Value does not exceed the Individual Title Threshold; and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies available to Buyer for Title Defects that exceed the Individual Title Threshold unless (A) the sum of (1) the aggregate Title Defect Values of all such Title Defects that exceed the Individual Title Threshold (but excluding any such Title Defects (I) which are cured by Seller prior to Closing, (II) waived by the Buyer, or (III) with respect to Assets which are deemed to be Excluded Assets, other than as provided in Section 1.3) (the “1 Amount”) plus (2) the aggregate of all Environmental Defect Values that exceed the Individual Environmental Threshold (but excluding any Environmental Defects (I) which are Remediated by Seller, or (II) waived by the Buyer) (the “2 Amount”), exceeds (B) Two Million Nine Hundred Thousand ($2,900,000.00) (the “Aggregate Deductible”), after which Buyer will be entitled to an adjustment of the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the sum of the 1 Amount plus the 2 Amount exceeds the Aggregate Deductible (the “Title and Environmental Defects Adjustment”). Notwithstanding the foregoing, with respect to any Title Defect described in Section 4.1D.5, the Title and Environmental Defects Adjustment shall include the Title Defect Value of such Title Defect, first dollar, without regard to the Individual Title Threshold or Aggregate Deductible.

3.    If prior to Closing Seller elects to cure the relevant Title Defect post-Closing, the affected Asset shall not be assigned to Buyer at Closing and the Purchase Price will be reduced by the Allocated Value of such affected Asset. Seller shall have until the Final Settlement Statement Due Date to attempt to cure such Title Defect, and shall deliver evidence that any Title Defects have been cured prior to the Final Settlement Statement Due Date. Following the Final Settlement Statement Due Date, Seller shall assign to Buyer (in substantially the same form as the Assignment) the Assets affected by a Title Defect that Seller elected to cure post-Closing, and there shall be an upward adjustment in the Final Settlement Statement for the Allocated Value of the affected Asset, less the Title Defect Value of any Title Defect that has not been cured to Buyer’s reasonable satisfaction, subject to Section 4.2B.2, provided however, if the Title Defect Value equals 100% of the Allocated Value of the affected Asset, unless the Parties otherwise agree, Seller may retain the affected Asset, in which event the affected Asset will be an Excluded Asset.

4.3    Interest Addition. Promptly on discovery, but on or before the Title Defect Date, Buyer shall in good faith notify Seller, or Seller shall in good faith notify Buyer, of any Interest Addition. As used in this Agreement an “Interest Addition” shall mean, (i) any right title or interest of Seller in any real or personal property located within or used in connection with the

Transaction Area, other than the Excluded Assets, that are not listed on Exhibit B or Exhibit C, (ii) any interest that entitles Seller to receive (y) more than the Net Revenue Acres identified on Exhibit B for any particular Lease, (z) a higher Base NDI (or Adjusted NDI, if applicable), in any particular Well than the Base NDI (or Adjusted NDI, if applicable) for the Well, provided such increase is equal to or in excess of any proportionate increase in the Base WI (or Adjusted WI, if applicable) for such Well, or (iii) a lesser Base WI in any particular Well than the Base WI (or Adjusted WI, if applicable) for the Well, provided such decrease is in excess of any proportionate decrease in the Base NDI (or Adjusted NDI, if applicable) for such Well. Each such notice of an Interest Addition shall be in writing and shall describe the Interest Addition, the estimated Allocated Value for the Interest Addition, or the amount by which the Allocated Value of the Asset has been increased by the Interest Addition (“Value of Interest Addition”), together with the associated computations and supporting documentation. The Parties shall determine the Value of the Interest Addition in good faith in the same manner as provided in Section 4.1D, taking into account all relevant factors. The Purchase Price shall be increased for only those Value of Interest Additions that exceed the Individual Title Threshold and only to the extent the aggregate value of all Value of Interest Additions that exceed the Individual Title Threshold exceeds One Million Four Hundred Fifty Thousand Dollars ($1,450,000.00) (the “Section 4.3 Aggregate Deductible”) after which Seller will be entitled to an adjustment of the Purchase Price but only with respect to the amount by which the sum of all Value of Interest Additions exceed the Section 4.3 Aggregate Deductible (with the amount of such adjustment being the “Interest Addition Adjustment”).

4.4    General Disclaimer of Title Warranties and Representations. Except for the representations and warranties contained in this Agreement and the special warranty of title set forth in the Assignment, Seller makes no representation and warranty, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any Asset (i) in existence before the Title Defect Date, shall be as set forth in Section 4.2 or Section 4.5 or, if applicable, Section 11.1C and (ii) after the Title Defect Date, shall be pursuant to the special warranty of title set forth in the Assignment as provided in Section 4.2A.

4.5    Disputes Regarding Title. In the event of a dispute concerning (i) the scope or validity of a Title Defect, (ii) the Title Defect Value of a Title Defect, (iii) Seller’s cure of any Title Defect to the reasonable satisfaction of Buyer, (iv) the scope and validity of an Interest Addition, (v) the Value of Interest Additions, or (vi) any other matter relating to title to the Assets (a “Title Disputed Matter”), the principals of each of Buyer and Seller capable of making a final binding decision for each Party shall meet in person at the offices of Buyer, at least one (1) calendar day prior to Closing, and attempt to resolve such Title Disputed Matter. If resolution is not achieved during that meeting, then the Asset affected by such Title Disputed Matter shall not be assigned to Buyer at Closing, the Purchase Price will be reduced by the Allocated Value of such affected Asset, and such Title Disputed Matter will be determined by binding arbitration, with a single arbitrator mutually acceptable to Seller and Buyer who is licensed to practice law in the State of Wyoming and who has at least ten (10) years of mineral title examination experience (the “Title Arbitrator”). The arbitration will occur as soon as is practicable but in any event within thirty (30) days following designation of the Title Arbitrator, and the Title Arbitrator will issue a decision within ten (10) business days following completion of the arbitration. If the Parties are unable to agree upon the Title Arbitrator within ten (10) days of the Parties’ meeting, then either Party may apply to the court of the Eighth Judicial District in and for Converse County, Wyoming, for the appointment of the Title Arbitrator pursuant to Wyo. Stat. § 1-36-101, et seq., of the Wyoming Uniform Arbitration Act. The fees charged by the Title Arbitrator shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Upon issuance of the Title Arbitrator’s decision, Seller shall promptly assign to Buyer (in substantially the same form as the Assignment) the Assets affected by the Title Disputed Matter, and there shall be an upward adjustment in the Final Settlement Statement for the Allocated Value of the affected Asset, less the Title Defect Value of any Title Defect that has not been cured to Buyer’s reasonable satisfaction subject to Section 4.2B.2, consistent with the Title Arbitrator’s decision, provided however, if the Title Defect Value (consistent with the Title Arbitrator’s decision) equals 100% of the Allocated Value of the affected Asset, unless the Parties otherwise agree, Seller may retain the affected Asset, in which event the affected Asset will be an Excluded Asset.

4.6    Casualty Loss.

A.    Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear, in each case with respect to the Assets, and Buyer shall not assert any such matter as Casualty Losses (as later defined) or Title Defects under this Agreement.

B.    Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, or is taken or threatened to be taken in condemnation or under the right of eminent domain (with such event being a “Casualty Loss”), Buyer shall purchase the Asset at Closing for the Allocated Value of the Asset, reduced by an amount equal to the difference between (i) the estimated cost to repair or replace such Asset (with equipment of similar utility), less (ii) any insurance proceeds which Seller pays or causes to be paid to Buyer, up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”). At its sole option, Seller may elect to cure such Casualty Loss prior to Closing, and in such event Seller shall be entitled to all insurance proceeds. If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility. If Seller cures the Casualty Loss prior to Closing, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof without any Purchase Price Adjustment for such Casualty Loss.

4.7    Preferential Rights and Consents to Assign. To Seller’s knowledge, all preferential purchase rights and consents to assign affecting the Assets, except governmental consents that are customarily obtained after Closing, are set forth on Schedule 4.7. “Required Consents” include all consents and approvals except those governmental approvals which are customarily obtained post-Closing. To the extent that there are preferential purchase rights or consents to assign affecting the Assets, the provisions of this Section 4.7 shall apply. Seller shall use its commercially reasonable efforts to obtain all consents to assign. If Buyer discovers a consent to assign or preferential right to purchase during the course of Buyer’s due diligence activities that is not listed on Schedule 4.7, Buyer shall notify Seller immediately, and Seller shall use commercially reasonable efforts to obtain such consents or waivers and to give the notices required in connection with the preferential rights prior to Closing.

A.    Required Consents. Except with respect to the Required Consents that are conditions precedent to the Parties’ obligation to close under Article 10, as to any Asset affected by any other Required Consent that has not been obtained as of the Closing: (i) the portion of the Assets for which such Required Consent has not been obtained shall not be conveyed at the Closing; (ii) the Allocated Value for that Asset (or such portion thereof) shall not be paid to Seller; and (iii) Seller shall use commercially reasonable efforts to obtain such Required Consent as promptly as possible following Closing. If such Required Consent has been obtained as of the Final Settlement Statement Due Date, Seller shall convey the affected Asset to Buyer effective as of the Effective Time and Buyer shall pay Seller the Allocated Value of the affected Asset. If such Required Consent has not been obtained as of the Final Settlement Statement Due Date, the affected Asset shall be deemed to be an Excluded Asset. Buyer shall reasonably cooperate with Seller in obtaining any Required Consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such consent.

B.    Preferential Purchase Rights. If the Parties cannot obtain a waiver of a preferential right to purchase any portion of the Assets before Closing, then the following provisions shall apply:

1.    If any preferential right to purchase is exercised and consummated prior to the Closing Date, that portion of the Assets affected by such preferential purchase right shall be an Excluded Asset and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets without the requirement for Buyer to give notice.

2.    If by Closing, the time frame for the exercise of such preferential purchase rights has not expired and Seller has not received notice of an intent not to exercise or a waiver of the preferential purchase right, then Seller will retain the portion of the Assets affected by the preferential purchase right and the Purchase Price will be reduced by the Allocated Value (or a portion of the Allocated Value) for the portion of the Assets affected by the preferential purchase right. If, prior to the Final Settlement Statement Due Date, the preferential purchase right has expired without having been exercised, or has been waived, then Seller will convey the portion of the Assets affected by the preferential purchase right to Buyer pursuant to a conveyance in the form of the Assignment effective as of the Effective Time, and the Purchase Price shall be increased by the amount the Purchase Price was reduced at Closing.

C.    Exclusion Adjustments. The Allocated Values of the Assets not conveyed to Buyer at Closing by reason of the application of Section 4.2B.3, Section 4.5, Section 4.6B, Section 4.7A, Section 4.7B.1, Section 4.9, Section 5.4C, Section 5.4D, and Section 5.5 will be referred to in this Agreement as the “Exclusion Adjustments,” provided that if any such Assets are later conveyed to the Buyer as provided in this Agreement, such Assets will no longer be an Excluded Asset, and the Purchase Price for the Final Settlement Statement will be increased by the Exclusion Adjustment for such Asset.

D.    Exclusive Remedy. Except as otherwise provided in this Agreement, the remedies set forth in this Section 4.7 are the exclusive remedies under this Agreement related to the existence and exercise of preferential purchase rights and Required Consents to assign the Assets.

4.8    Rentals, Minimum Royalties, and Shut-in Royalties. Seller shall be responsible for the payment of all rental payments, minimum royalty payments, and shut-in royalty payments, or such other payments that are necessary, due, or may become necessary or due both before and after the Effective Time, and prior to the date that is sixty (60) days after the Closing Date, other than for those portions of the Assets for which the respective Operator is responsible to make such payments to the extent attributable to the period after the Effective Time, and Buyer agrees to remit its proportionate share of all such payments due after the Effective Time to Seller within thirty (30) days of receipt of invoice for same to the extent such payment is not included as an adjustment to the Purchase Price according to Section 2.4, Section 13.1A, or Section 13.1B.

4.9    Excluded Contracts. In the event that Buyer, prior to the Title Defect Date, discovers a Contract that (i) is not listed on Exhibit D, and (ii) will materially reduce the value to Buyer, or materially impair the use or operation, of the Assets affected by such Contract, Buyer, by written notice to Seller on or before the Title Defect Date, shall have the right to exclude such Contract and the Assets affected thereby from the Transaction, and reduce the Purchase Price by the Allocated Value of such affected Assets, whereupon such Contract and the Assets affected thereby shall be Excluded Assets. After Closing, Seller shall have the right, at its sole cost and expense, to attempt to obtain a termination, amendment or waiver of, or otherwise cure, to the reasonable satisfaction of Buyer, any Contract excluded by Buyer pursuant to this Section 4.9. In the event Seller is able to terminate, amend, waive or otherwise cure any such Contract to the reasonable satisfaction of Buyer on or before the Final Settlement Date, such Contract and the Assets affected thereby shall no longer be Excluded Assets, but shall be assigned to Buyer, using the form of Assignment attached hereto as Exhibit E, and the Purchase Price for the Final Settlement Statement will be increased by the Allocated Value of such Assets.

ARTICLE 5.
Environmental Matters

The provisions of this Article apply only to the environmental matters associated with the Assets as the result of oil and gas operations on the Lands.
5.1    Definitions. For the purposes of the Agreement, the following terms shall have the following meanings:

“Environmental Consultant” means a qualified employee of the Buyer or a third party consultant reasonably acceptable to Buyer and Seller.
“Environmental Defect” means (a) a condition in, on, or under an Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water and groundwater), or any circumstance, occurrence, act or omission that (i) causes an Asset to bein material violation of an Environmental Law or (ii) requires Remediation under an Environmental Law, and (b) the Environmental Defect Value of which exceeds Twelve Thousand Five Hundred Dollars ($12,500.00) per incident or condition (“Individual Environmental Threshold”). It is understood and agreed that matters of an essentially similar nature such as, but not limited to, oil spills, chemical barrels, or hazardous materials found at a single site shall be deemed a single incident or condition of an Environmental Defect. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other hazardous substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or hazardous substances. NORM containing material and other wastes or hazardous substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other hazardous substances from the Assets. The presence of NORM, asbestos-containing materials that are non-friable, Hydrocarbons or hazardous substances cannot be claimed as an Environmental Defect, except to the extent constituting a material violation of Environmental Laws.
“Environmental Defect Notice” means each written notice given by Buyer to Seller on or before the date that is six (6) calendar days prior to Closing, as may be extended pursuant to Section 12.1 (the “Environmental Defect Date”) alleging an Environmental Defect. To be effective, each Environmental Defect Notice must be in writing and must satisfy the following conditions precedent: (i) name the affected Asset; (ii) describe the condition that causes the Environmental Defect; (iii) provide reasonable factual substantiation for the Environmental Defect; and (iv) state the estimated Remediation cost as reasonably calculated by the Environmental Consultant. Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Environmental Defect Date.
“Environmental Defect Value” means the reasonable costs to Remediate that particular Environmental Defect.
“Environmental Law” means any and all laws, as they exist on the date hereof, (whether common or statutory), compacts, treaties, conventions, rules, regulations, orders, decrees judgments, injunctions, promulgated or entered under such laws by any federal, state, tribal or local governmental entity relating to public or employee health and safety, pollution or protection of the environment including, without limitation, common law claims and theories of liability in negligence, trespass, nuisance, strict liability or any other common law theory, Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended (“SARA”), the Resource Conservation and Recovery Act, as amended (“RCRA”), the Federal Safe Drinking Water Act, the Federal Water Pollution Control Act, the Emergency Planning and Community Right-to-Know Act, the Clean Air Act, the Oil Pollution Act, the Hazardous and Solid Waste Amendments Acts of 1984, as amended, and the Toxic Substances Control Act, as amended, including the rules of the Occupational Safety and Health Act, as amended (“OSHA”) and/or the State of Wyoming, and any and all other federal, state, tribal and local laws, rules, regulations and orders relating to reclamation of land, wetlands and waterways or relating to use, storage, emissions, discharges, cleanup, releases or threatened releases of pollutants on or into the workplace or the environment (including, without limitation, ambient air, oceans, waterways, wetlands, surface water, groundwater (tributary and non-tributary), land surface or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of hazardous substances, and the production, handling, processing, distribution, use, treatment, storage, disposal injection, and transportation of oil and gas and all matters utilized, handled or produced in association, including salt water.
“Remediation,” “Remediate” or “Remediated” means actions taken to correct an Environmental Defect or otherwise required to remediate an Environmental Defect in compliance with applicable Environmental Law, as recommended in writing by the Environmental Consultant.
5.2    Environmental Assessment. Buyer may conduct an onsite inspection, environmental assessment and compliance audit of the Assets (“Environmental Assessment”) at Buyer’s cost and expense. Seller shall provide Buyer with all information in Seller’s possession or control, and shall use commercially reasonable efforts assist Buyer to obtain all information from the Operator, pertaining to the environmental condition of the Asset including, but not limited to, status of any environmental audits, permits, records and assessments, and shall make available to Buyer all present personnel employed by Seller who would reasonably be expected to have knowledge or information regarding the environmental status or condition of the Assets. Buyer shall provide Seller prior written notice of any environmental inspections and tests, including sampling activities and Buyer shall give Seller the opportunity to participate in all such inspections and tests. Upon Seller’s request, Buyer shall provide to Seller, at Seller’s reasonable expense, all reports of environmental inspections and tests, provided that all such reports shall be deemed to be confidential between the Parties and subject to the confidentiality provisions of Section 8.3A. Buyer’s obligations under the first and fourth sentences of this Section 5.2 will survive termination of this Agreement. In addition, Buyer will have the environmental inspection and access rights and obligations set forth in Section 3.3.

5.3    Environmental Representation and Warranty . Except for those matters identified on Schedule 5.3, (i) to Seller’s knowledge, the Assets are being operated in material compliance with all Environmental Laws, (ii) Seller, or to Seller’s knowledge, the respective Operator, has not received a written notice of a violation of any Environmental Law from a governmental authority with respect to the Assets, (iii) to Seller’s knowledge, no notice of action alleging a material violation of an Environmental Law is pending or threatened against the Assets, (iv)  there are no civil, criminal or administrative actions, lawsuits, litigation, hearing or proceeding against the Seller, or to Seller’s knowledge the respective Operator, with respect to the Assets as a result of the violation or breach of any Environmental Law. Identifying a matter on Schedule 5.3 shall not preclude a claim by Buyer that the matter identified on Schedule 5.3 is an Environmental Defect under this Agreement. With respect to any matter identified on Schedule 5.3, Seller shall provide Buyer, within three (3) business days of execution of this Agreement, a report providing all of the information (but only to the extent of information in the

Records and Seller’s other files) required for Buyer to prepare an Environmental Defect Notice pursuant to this Agreement for each matter identified on Schedule 5.3.

5.4    Environmental Liabilities and Obligations.

A.    Assumed Environmental Liabilities. Subject to the provisions of Section 5.4C, Section 5.4D and Section 5.5, from and after Closing, Buyer agrees to assume and pay, perform, fulfill, discharge and release Seller from all Losses relating to environmental conditions in, on, or under the Assets attributable to the period of time before and after Closing including, without limitation, any and all liability for (i) groundwater contamination; (ii) NORM; (iii) man-made material fibers; (iv) the obligation to plug and abandon all of the wells located on the Lands and reclamation of existing well sites on the Lands, other than those wells identified on Schedule 6.17; and (v) Environmental Defects (disregarding, for this purpose, the Individual Environmental Threshold and the Aggregate Deductible) attributable to the period of time before and after the Closing (collectively, the “Assumed Environmental Liabilities”).

B.    Environmental Defect Notice. For those Environmental Defects, if any, to be alleged prior to Closing, Buyer shall give Seller written notice of any Environmental Defects pursuant to an Environmental Defect Notice delivered no later than the Environmental Defect Date.

C.    Defect Adjustments. Upon delivery of a timely Environmental Defect Notice, the Parties shall proceed as set forth in this Section 5.4. With respect to those Environmental Defects that are not contested by Seller, Seller shall elect one of the following options: (i) to Remediate, at Seller’s sole cost and expense, the Environmental Defect on the affected Assets as promptly as practicable prior to Closing, such Remediation to be consistent with Environmental Laws and to the reasonable satisfaction of Buyer; (ii) to attempt to Remediate, at Seller’s sole cost and expense, the specified Environmental Defect(s) consistent with Environmental Laws after Closing and to the reasonable satisfaction of Buyer, as provided in Section 5.4D; (iii) with Buyer’s consent, which may be withheld in its sole discretion, to reduce the Purchase Price by the Environmental Defect Value, in which event Buyer hereby releases Seller from any further obligations relating to the Environmental Defects for which the Purchase Price was reduced; or (iv) to retain the Asset affected by such Environmental Defect and reduce the Purchase Price by the Allocated Value of such affected Asset, in which case the affected Asset shall become an Excluded Asset. Notwithstanding anything in this Section 5.4C, there shall not be any adjustment to the Purchase Price or other remedies available to Buyer (i) for any Individual Environmental Defect for which the Environmental Defect Value does not exceed the Individual Environmental Threshold; and (ii) in no event shall there be any adjustment to the Purchase Price for Environmental Defects that exceed the Individual Environmental Threshold, except to the extent the Aggregate Deductible is exceeded, as provided in Section 4.2B.2.

D.    Post-Closing Remediation. If Seller elects to Remediate an Environmental Defect(s) post-Closing, the Asset affected by the Environmental Defect will be deemed to be an Excluded Asset and will be retained by Seller at Closing, and the Purchase Price will be reduced by the Allocated Value of the Asset affected by the Environmental Defect(s). If Seller Remediates the Environmental Defect(s) to Buyer’s reasonable satisfaction on or before the Final

Settlement Due Date, Seller will convey the affected Asset to Buyer effective as of the Effective Time, and the Final Settlement Statement will be adjusted upwards by an amount equal to the reduction in the Purchase Price at Closing with respect to such Asset. If Seller does not Remediate the Environmental Defect(s) to Buyer’s reasonable satisfaction by the Final Settlement Statement Due Date, then unless (a) Seller and Buyer agree that the affected Assets will be conveyed to Buyer for an amount equal to the Allocated Value thereof less the Environmental Defect Value, subject to Section 4.2B.2, or such other amount as is agreed by the Parties, (b) Seller will retain the affected Asset and there will be no further downward adjustment to the Purchase Price, and such affected Asset shall become an Excluded Asset. If the Parties agree on alternative (a), Seller will convey the Asset affected by the Environmental Defect to Buyer effective as of the Effective Time, and the Final Settlement Statement will be adjusted by the amount agreed upon by the Parties with respect thereto. During the period of time from Closing to the Final Settlement Statement Due Date, Buyer agrees to afford Seller and its officers, employees, and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its affiliates’ possession in order to facilitate Seller’s attempt to cure such Environmental Defect(s).

5.5    Contested Environmental Defects. If Seller contests the existence of an Environmental Defect or the Environmental Defect Value, Seller shall notify Buyer in writing on or before four (4) calendar days after receipt of the Environmental Defect Notice (“Rejection Notice”). The Rejection Notice shall state with reasonable specificity the basis of the rejection of the Environmental Defect or the Environmental Defect Value. If Seller fails to timely deliver a Rejection Notice, Seller shall be deemed to have accepted the validity of the Environmental Defect and Buyer’s estimate of the Environmental Defect Value, and shall be deemed to have waived its own option to contest the Environmental Defect pursuant to Section 5.4 or this Section 5.5. Within one (1) calendar day of receipt of the Rejection Notice, representatives of Buyer and Seller knowledgeable in environmental matters shall meet and, either (i) mutually agree to reject the particular Environmental Defect; (ii) agree on the validity of such Environmental Defect and the Environmental Defect Value; or (iii) agree that the Asset affected by such Environmental Defect shall be retained by Seller and shall become an Excluded Asset. If the Parties cannot agree on any option in the preceding sentence, then disputed matters relating to the validity of a claimed Environmental Defect or Environmental Defect Value, whether an Environmental Defect has been Remediated to Buyer’s reasonable satisfaction or any other disputed environmental matters (“Environmental Disputed Matters”) will be determined by binding arbitration, with a single arbitrator mutually acceptable to Seller and Buyer who either is a reputable environmental consultant or is licensed to practice law in the State of Wyoming and who has at least ten (10) years of environmental consulting or environmental law experience (the “Environmental Arbitrator”). The arbitration will occur as soon as practicable but in any event within thirty (30) days following designation of the Environmental Arbitrator, and the Environmental Arbitrator shall issue a decision within ten (10) business days following completion of the arbitration. The Environmental Arbitrator’s determination shall be final and binding upon Seller and Buyer and enforceable in any court of competent jurisdiction. The fees charged by the Environmental Arbitrator shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. In the event that arbitration of any Environmental Disputed Matters is required and the arbitration is not completed by Closing, the affected Asset shall not be assigned to Buyer at Closing and the Purchase Price will be reduced by the Allocated Value of such affected Asset. Upon issuance of the Environmental Arbitrator’s decision, Seller, at Seller’s option, may either (i) with Buyer’s consent, which may be withheld in its sole discretion, assign to Buyer (in substantially the same form as the Assignment) the Asset affected by the Environmental Disputed Matter, and there shall be an upward adjustment in the Final Settlement Statement for the Allocated Value of the affected Asset, less the Environmental Defect Value of any Environmental Defect that has not been Remediated to Buyer’s reasonable satisfaction, subject to Section 4.2B.2 consistent with the Environmental Arbitrator’s decision, or (ii) retain the affected Asset, in which event the affected Asset will be an Excluded Asset.

5.6    Exclusive Remedies. Except as otherwise provided in this Agreement, the rights and remedies granted each Party in this Article, including the rights of each Party to not close pursuant to Article 11.1C, are the exclusive rights and remedies against the other Party related to any Environmental Defect or other environmental matters.

ARTICLE 6.
SELLER'S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties as of the execution of this Agreement and as of Closing:
6.1    Company Representations.

A.    Status and Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wyoming. Seller has all requisite power and authority to own the Assets, to carry on its business as presently conducted, to execute, deliver, and perform this Agreement and each other document executed or to be executed by Seller in connection with the Transactions contemplated herein. The execution, delivery, and performance by Seller of this Agreement and each other document executed or to be executed by Seller in connection with the Transaction and the consummation by it of the Transaction have been duly authorized by all necessary limited liability company actions of Seller.

B.    No Violation. Assuming the receipt of all Required Consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) create a lien or encumbrance on the Assets that will remain in existence after Closing; (ii) violate, or be in conflict with, any provision of Seller’s governing documents, (iii) violate or conflict with any provision of any statute, rule or regulation applicable to Seller or the Assets or any Material Contract, or (iv) violate, or be in conflict with, any judgment, decree or order applicable to Seller, except in the case of clauses (iii) and (iv) where such violation or conflict would not have a material effect upon the ability of Seller to consummate the Transaction and perform its obligations under this Agreement.

6.2    Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Buyer shall have any responsibility whatsoever.

6.3    No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, to the knowledge of Seller, threatened against Seller by any third party.

6.4    Foreign Person. Seller is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), Sections 1445 and 7701 (i.e., Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are defined in the Code and any regulation promulgated thereunder).

6.5    Litigation. Except as set forth on Schedule 6.5, there are no suits, actions, arbitrations or other proceedings by or before any court, arbitrator or other governmental agency pending against Seller (or to Seller’s knowledge, the respective Operator) or, to Seller’s knowledge, threatened in writing against Seller or the respective Operator, which relate to (and could diminish the value of or impede the operation of) the Assets or the Transaction.

6.6    Judgments. Except as set forth on Schedule 6.6, there are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Seller (or to Seller’s knowledge, the respective Operator) that would be reasonably expected to materially interfere with the operation of any of the Assets, or materially affect the value of any of the Assets, or impair Seller’s ability to enter into this Agreement or consummate this Transaction.

6.7    Compliance with Law. To Seller’s knowledge, the Assets have been operated in material compliance with all applicable federal, state and local laws, rules, regulations and orders, excluding Environmental Laws, the Seller’s representations and warranties with respect to which are in Section 5.3, Seller (or to Seller’s knowledge, the respective Operator) has not received a notice of a violation of any statute, law, ordinance, regulation, permit, rule or order of any federal, state, tribal or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Assets or operations of the Assets, which remains uncured.

6.8    Material Contracts. Exhibit D includes all of the contracts and agreements that are material to the ownership and operation of the Assets to which Seller is a party, or of which Seller has knowledge. To Seller’s knowledge, the Material Contracts are in full force and effect and constitute valid and binding obligations of the parties thereto. Seller is not in breach, violation or default (and no situation exists which with the passing of time or giving of notice would create a breach, violation, or default) of its obligations under the Material Contracts, and to Seller’s knowledge there is no breach, violation, or default under the Material Contracts by any third party (and no situation exists which with the passing of time of giving of notice would create a breach, violation, or default) exists.

6.9    Records. Subject to (y) the items excluded to arrive at the definition of Records, and (z) items which are Excluded Assets, Seller represents that: (i) all of the Records are files, or copies thereof, that Seller has used in the ordinary course of operating and owning the Assets; (ii) Seller has not intentionally withheld any material information from the Records; and (iii) Seller has not intentionally misrepresented any material information in the Records.

6.10    Property Expenses. In the ordinary course of business, (i) Seller has paid its share of all Property Expenses attributable to the period of time prior to the Effective Time as such Property Expenses become due, and (ii) such Property Expenses are being paid in a timely manner before the same become delinquent, except (y) such Property Expenses as are disputed in good faith by Seller in a timely manner and for which Seller shall retain responsibility, as set forth on Schedule 6.10(y), and (z) except such Property Expenses as have or will be taken into account as an adjustment to the Purchase Price under Section 2.4.

6.11    Capital Projects. Schedule 6.11 is a list and description of all wells or other specified capital projects, of which Seller has been made aware, to the extent such capital projects will extend beyond the Effective Time, and associated costs or estimates thereof to the extent such costs or estimates are reasonably estimated to exceed Fifty Thousand Dollars ($50,000.00) per well or project net to Seller’s interest (the “Capital Projects”). All costs and expenses incurred by the Parties with respect to the Capital Projects will be apportioned between the Parties as of the Effective Time, with Buyer assuming all post-Effective Time costs and expenses and Seller retaining all pre-Effective Time costs and expenses.

6.12    Leases. To Seller’s knowledge, all conditions necessary to keep each Lease in full force and effect in accordance with its terms have been performed and all material obligations under the Leases have been fully performed, including the proper and timely payment of all royalties, rentals, shut-in payments and other payments due under the Leases. To Seller’s knowledge, there are no currently pending requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases. Seller (or to Seller’s knowledge, the respective Operator) has not received a written notice of default with respect to the payment or calculation of rentals and royalties attributable to the Assets.

6.13    Licenses and Permits. Seller (or to Seller’s knowledge, the respective Operator) has all governmental licenses, permits, authorizations, consents, and approvals required for the ownership of the Assets, and has materially complied with all applicable rules, regulations, and ordinances of any governmental authority having jurisdiction over the Assets and as to which non-compliance would have a material effect on the Assets or any of them.

6.14    Hydrocarbon Sales Contracts. Except under the Contracts, Seller (or to Seller’s knowledge, the respective Operator) has not (i) sold forward any Hydrocarbons or (ii) received any material advance, “take-or-pay” or other similar payments under production sales contracts that entitle the purchasers to “make up” or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefor. To Seller’s knowledge, and except under the Contracts, no Hydrocarbons are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than thirty (30) days’ notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets and the Assets are not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, securities, foreign exchange rates or interest rates. Proceeds from the sale of oil, condensate, and gas from the Assets are being received in all respects by Seller in a timely manner and are not being held in suspense for any reason.

6.15    Imbalance Volumes. To Seller’s knowledge, except as identified on Schedule 6.15, as of the Effective Time and as of Closing, there will not exist any material imbalances (a) with any gatherers, processors, or transporters associated with the Assets where Seller has received a quantity of gas prior to the Effective Time for which Seller will have a duty after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money, and (b) relating either to production from or at the wellhead between to co-tenant or working interest owners in a well, unit, or field which are associated with the Assets where Seller has received any quantity of gas prior to the Effective Time for which Buyer will have a duty after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money.

6.16    Insurance. Seller maintains, and through the Closing Date will maintain, with respect to the Assets, the insurance coverage described on Schedule 6.16.

6.17    Plugging Obligations. To Seller’s knowledge, only the Wells listed on Schedule 6.17 are currently obligated by law or contract to be plugged and abandoned in compliance with all applicable requirements of regulatory authority having jurisdiction thereof.

6.18    Preferential Rights and Required Consents . Except as identified on Schedule 4.7 and for consents of federal and state agencies or authorities in connection with the assignment of any federal and state leases or interest therein, there are no preferential rights of purchase or consents to assign in favor of third parties with respect to the Assets.

6.19    Area of Mutual Interest, Tax Partnerships. Except as identified on Exhibit D or Schedule 6.19, no Asset is subject to (or has related to it) any area of mutual interest agreements or any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional interests in or assignments of all or any portion of the Assets after the Effective Time, or contain any drilling commitments that Buyer would be obligated to satisfy after the Effective Time. No Asset is owned by, subject to, or has related to it in any way, directly or indirectly, any tax partnership for federal, state or local tax purposes.

6.20    Taxes. All due and payable Taxes (as later defined) with respect to the Assets, which became due prior to the Closing Date for any periods prior to the Effective Time, have been properly paid, or if not due prior to the Closing Date for any periods prior to the Effective Time, adequate provision has been made for their payment. With respect to the Assets, there are no suits, actions, claims, investigations, audits, inquiries or proceedings pending, or to Seller’s knowledge threatened, against Seller in respect of Taxes. There are no tax liens burdening the Assets, except liens for current Taxes not yet due and payable and for which adequate provision has been made for their payment. Notwithstanding the foregoing, Seller’s representation and warranties under this Section 6.20 are limited to Seller’s knowledge with respect to any Taxes payable by the Operator.

6.21    Title. Seller warrants title to the Assets only as provided in the Assignment.

6.22    Surface Access. To Seller’s knowledge, there are no surface use or access agreements currently in force and effect that would materially interfere with oil and gas operations on the Leases.

6.23    Intellectual Property. There are no trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property owned or licensed by Seller (the “Intellectual Property”), that are materially necessary for the operation, or continued operation of any Asset, or for the ownership and operation, or continued ownership and operation, of any Asset, except for the Intellectual Property which is a part of the Assets.

ARTICLE 7.
Buyer’s Representations and Warranties

Buyer makes the following representations and warranties to Seller as of the execution of this Agreement and as of Closing:
7.1    Corporate Representations. Each Buyer makes the following representations and warranties with respect to itself:

A.    Status and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to conduct business in Wyoming. Buyer has all requisite power and authority to own the Assets, to carry on its business as presently conducted, to execute, deliver, and perform this Agreement and each other document executed or to be executed by Buyer in connection with the Transactions contemplated herein. The execution, delivery, and performance by Buyer of this Agreement and each other document executed or to be executed by Buyer in connection with the Transaction and the consummation by it of the Transaction have been duly authorized by all necessary company and/or corporate actions of Buyer.

B.    No Violation. The execution and delivery of this Agreement does not (i) violate or conflict with any provision of Buyer’s governing documents, or any provision of any statute, rule or regulation applicable to Buyer or any material lease, contract, agreement, instrument or obligation to which Buyer is a party or by which Buyer is bound or (ii) violate or conflict with any judgment, decree or order applicable to Buyer.

7.2    Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Seller shall have any responsibility whatsoever.

7.3    Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened in writing against it before any governmental authority that impedes or is likely to impede Buyer’s ability to consummate this Transaction and to assume the liabilities to be assumed by Buyer under this Agreement, including without limitation, the Assumed Liabilities.

7.4    Financing. As of Closing, Buyer has the financial resources available to close this Transaction without financing that is subject to any contingency and to fund the obligations required by this Agreement.

7.5    Consents. There are no consents, including requirements for consents from third parties, in each case, that Buyer is required to obtain in connection with its acquisition and ownership of the Assets as contemplated by this Agreement.

7.6    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened in writing against Buyer or any affiliate of Buyer.

7.7    Regulatory. Buyer is and hereafter shall continue to be qualified to own and assume operatorship of the Assets in the jurisdiction where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator.

7.8    Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any state blue sky laws or any other securities Laws.

7.9    Independent Evaluation. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer has been afforded the opportunity to examine the Records, and materials made available to it by Seller with respect to the Assets (the “Background Materials”). The Background Materials include files, or copies thereof, that Seller has used in its normal course of business and other information about the Assets that Seller has compiled or generated.

ARTICLE 8.
COVENANTS AND AGREEMENTS

8.1    Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

A.    Operations and Status Prior to Closing. From the date of execution hereof to the Closing, Seller will maintain (and shall use commercially reasonable efforts to cause the Operator to maintain) the Assets in a manner consistent with its past practices. Seller agrees to maintain the insurance that it now has in effect with respect to the Assets through the date of Closing. From the date of execution of this Agreement to the Closing Date, Seller shall pay or cause to be paid its share of all Property Expenses incurred in connection with the ownership or operation of the Assets, subject to adjustment to the Purchase Price pursuant to Section 2.4 and shall maintain the insurance described in Schedule 6.16. Seller shall maintain its limited liability company status from the date hereof until Closing to assure that as of the Closing Date, Seller will not be under any material, legal or contractual restriction that would prohibit or delay the timely consummation of this Transaction.

B.    Restriction on Operations. Except (x) for operations covered by Capital Projects, (y) for actions taken in connection with emergency situations or to maintain a Lease that is otherwise about to expire, and (z) as expressly contemplated by this Agreement, unless Seller obtains the prior written consent of Buyer to act otherwise, from the date of execution of this Agreement to the Closing Seller shall not (i) propose or approve any operations on the Assets anticipated to cost, net to the Seller’s interest, more than Fifty Thousand Dollars ($50,000.00) per activity, (ii) convey or dispose of any part of the Assets (other than replacement of equipment or sale of Hydrocarbons or obsolete equipment in the regular course of business); (iii) enter into any new farmout, farmin or other similar contract affecting the Assets, (iv) enter into any new contracts affecting the Assets with obligations in excess of thirty (30) days other than such new contracts which are terminable on not more than thirty (30) days’ notice; (v) abandon any Well or release (or permit to terminate), or modify its rights under all or any portion of the Leases; (vi) modify or terminate any Material Contract; and (vii) respond to any, or fail to respond, to any notices of forced pooling or spacing applications pertaining to Leases or Lands without providing a copy of said notice to Buyer and allowing Buyer to determine how to respond to said notice on behalf of Seller. Buyer acknowledges that Seller owns undivided interests in the Assets that the Seller is not the operator thereof, and Buyer agrees that the acts or omissions of the other working interest owners (including the Operators) shall not constitute a breach of the provisions of this Section 8.1B, and no action required of other working interest owners shall constitute a breach of this Section 8.1B, so long as Seller has voted its interest in a manner that complies with the provisions of this Section 8.1B.

C.    Operatorship. In the event any Operator resigns or is deemed to have resigned as operator of any of the Assets pursuant to the terms of the applicable joint operating agreement pertaining to such Assets, Seller shall vote solely for Ballard Petroleum Holdings LLC, pursuant to the terms of the applicable joint operating agreement, to succeed as operator of such Assets. This obligation shall survive Closing with respect to any Assets not conveyed to Buyer at Closing by reason of the application of Section 4.2B.3, Section 4.5, Section 4.6B, Section 4.7A, Section 4.7B.1, Section 5.4C, Section 5.4D or Section 5.5, until such Assets are conveyed to Buyer or conclusively determined to be Excluded Assets.

D.    Notification of Claims. Seller shall promptly notify Buyer of any suit, action or other proceeding before any court or governmental agency and any cause of action that relates to the Assets or that might result in impairment or loss of Seller’s title to any portion of the Assets or the value thereof or that might hinder or impede the operation of the Leases arising or threatened prior to the Closing.

8.2    Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller that Buyer shall maintain its limited liability company status from the date hereof until the Closing Date and use all reasonable efforts to assure that as of the Closing Date it will not be under any material, legal or contractual restriction that would prohibit or delay the timely consummation of this Transaction.

8.3    Covenants and Agreements of the Parties. The Parties covenant and agree as follows:

A.    Confidentiality. Subject to Section 15.6, all data and information, whether written or oral, obtained from either Party in connection with this Transaction, including the Records, whether obtained by either Party before or after the execution of this Agreement, data and information generated by either Party in connection with this Transaction, and all information regarding the existence of this Transaction (collectively, the “Information”), is deemed by the Parties to be confidential and proprietary of the Parties. Until the Closing and for a one (1) year period after the Closing, except as required by law or applicable stock exchange rule, the Parties and its officers, agents and representatives will hold in strict confidence the terms of this Agreement, and all Information, except any Information which: (i) at the time of disclosure to one Party by the other Party is in the public domain; (ii) after disclosure to one Party by the other Party becomes part of the public domain by publication or otherwise, except by breach of this commitment by either Party; (iii) the Parties can establish by competent proof was rightfully in the other Party’s possession at the time of disclosure; (iv) either Party rightfully receives from third parties free of any obligation of confidence; (v) is developed independently by either Party without the Information, provided that the person or persons developing the data shall not have had access to the Information, (vi) is disclosed to a Party’s attorneys, accountants, lending institutions, members and shareholders, subject to the same confidentiality restrictions as are set forth in this Section 8.3A, or (vii) the relevant details regarding the Transaction are disclosed to third parties in order to obtain Required Consents, or the relevant parts of this Agreement are disclosed to third parties to deal with preferential rights to purchase under Section 4.7B. In the event the Closing does not occur, the Parties will be bound by the terms and conditions of that certain Confidentiality Agreement dated August 7, 2013.

B.    Return of Confidential Information. If this Transaction does not close on or before Closing, or such later date as agreed to by the Parties, Buyer shall (i) return to Seller all copies of the Confidential Information in possession of Buyer obtained pursuant to any provision of this Agreement; (ii) destroy any and all notes, reports, studies or analyses based on or incorporating the Confidential Information. The terms of Section 8.3A, Section 8.3B, and Section 8.3C shall survive termination of this Agreement.

C.    Injunctive Relief. Buyer and Seller agree that they will not have an adequate remedy at law if the other Party violates any of the terms of Sections 8.3A and/or Section 8.3B. In such event, the non-breaching Party will have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of Sections 8.3A and/or Section 8.3B, or to obtain specific enforcement of such terms.

D.    Notice of and Cure Period for Breach. If, prior to Closing, either Seller or Buyer develops or possesses information that leads it to believe that the other Party may have breached a representation, warranty or covenant under this Agreement that Party shall promptly notify the other Party of such potential breach. Any breach of this Agreement may be cured within 48 hours after the notification, exclusive of weekends and holidays, of receipt of written notice of such breach. Notwithstanding the foregoing, this Article shall not apply to breach of the Parties’ obligations at and after Closing and shall not operate to delay Closing.

E.    Notice of Material Adverse Effect. If, prior to Closing, either Seller or Buyer develops, receives or possesses information of a potential Material Adverse Effect not known by or previously disclosed to the other Party, such Party shall promptly notify the other Party of such potential Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” shall mean any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences), that is (i) materially adverse to the ownership, use, operations or value of the Assets, as a whole, or (ii) materially adverse to the ability of the Parties to consummate the transactions contemplated by this Agreement in a timely manner. Notwithstanding the foregoing, the following shall not be considered a Material Adverse Effect: (a) national or international business, economic or political conditions; (b) events affecting the financial, banking or securities markets; (c) conditions (or changes in such conditions) generally affecting the oil and gas industry; (d) increases in energy, electricity, natural gas, oil, or other raw materials or operating costs; (e) changes in generally accepted accounting principles or Law; (f) any event of force majeure; (g) changes in oil or natural gas prices, including changes in price differentials; or (h) acts of terrorism, sabotage, or war, whether declared or undeclared.

8.4    Suspense Accounts and Division of Interest. Seller has identified, listed, and scheduled the amount of all revenues or royalties currently held in suspense by Seller related to the Assets along with a brief description of the justification for the suspension in Schedule 8.4. At the Closing, Seller will provide to Buyer: (i) information regarding all of Seller’s accounts holding moneys in suspense together with a written explanation (as contained in Seller’s files) of why such moneys are held in suspense or other information identifying the proper disposition of such moneys and (ii) Seller’s division of interest and all supporting documentation regarding those royalty owners and working interest owners in the Leases for whom Seller disburses proceeds of production, together with all accounts holding funds payable to such third parties. From after Closing, Buyer agrees to pay and perform all of Seller’s obligations with respect to the suspense accounts listed on Schedule 8.4.

8.5    Record Retention. Seller may retain copies of all of the Records. For so long as Buyer owns an interest in the Assets, Buyer shall (a) retain the Records, (b) provide each Seller, its affiliates and its respective officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense and (c) provide Seller, its affiliates and its respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Article 14 for review and copying at Seller’s expense.

8.6    Disclaimers.

A.    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE ASSIGNMENT, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF THEIR AFFILIATES).

B.    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS AGREEMENT OR THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR

SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS AGREEMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, OR ANY CLAIM BY BUYER FOR DAMAGES OR DEFECTS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

C.    EXCEPT AS TO THE LIMITED EXTENT REPRESENTED OTHERWISE IN SECTION 5.3, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

D.    SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 8.6 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY LAW.

ARTICLE 9.
TAX MATTERS

9.1    Definitions. For the purposes of this Agreement:

A.    “Asset Taxes” means all Property Taxes and Severance Taxes.

B.    “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits (including, but not limited to, franchise Tax and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (b) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (a) or (b) above, and (d) and any penalties, additions to Tax, and interest levied or assessed with respect to a Tax described in (a), (b), or (c).

C.     “Property Taxes” means all ad valorem, real property, personal property, and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, assessed against the Assets or based upon or measured by the ownership of the Assets, but not including Income Taxes, Severance Taxes, or Transfer Taxes.

D.    “Severance Taxes” means all extraction, production, excise, net proceeds, severance, windfall profit and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, with respect to the Assets that are based upon or measured by the production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes.

E.    “Tax” or “Taxes” means any and all taxes, including any interest, penalties or other additions to tax, that may become payable in respect thereof, imposed by any governmental authority, which taxes shall include all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales taxes, harmonized sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, goods and services taxes, franchise taxes, gross receipts taxes, occupation taxes, real or personal property taxes, land transfer taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.

F.    “Transfer Taxes” means any and all transfer Taxes (excluding Income Taxes, Severance Taxes and Property Taxes), including sales, use, excise, goods and services,

stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, Permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

9.2    Apportionment of Property Taxes.

A.    The Parties acknowledge that the Converse County, Wyoming Property Taxes assessed with respect to certain of the Assets are measured by the production of Hydrocarbons (“Oil and Gas Property Taxes”). Oil and Gas Property Taxes shall be apportioned between the Parties in accordance with the relative ownership periods pre- and post-Effective Times. 2013 Oil and Gas Property Taxes, based on the value of 2013 production of Hydrocarbons and payable in 2014, shall be allocated between the Seller and Buyer in accordance with their proportionate ownership periods during 2013 before and after the Effective Time. For the purpose of calculating the Closing Amount under Section 2.4 and the Final Purchase Price under Section 13.1, 2013 Oil and Gas Property Taxes, which are determined by 2013 production and are payable in 2014 shall be estimated based on the then-current mill levies and the production occurring prior to the Effective Date with the resulting Purchase Price adjustment under Section 13.1 to be considered full and final settlement of all such Oil and Gas Property Taxes without regard to the actual Tax rates or assessments; provided that, if the actual amounts of such production and mill levies are not known at the time of the Closing, the amounts shall be re-estimated based on the best information available at the time of the Final Settlement Statement, and such estimated amounts shall thereupon become full and final settlement of such Oil and Gas Property Taxes for purposes of this Agreement.

B.    Property Taxes other than those described in clause A (“Other Property Taxes”) shall be deemed attributable to the period during which ownership of the applicable Assets gives rise to liability for such Other Property Taxes, and liability therefor allocated to Seller for all periods ending prior to the Effective Time and to Buyer for all periods beginning on or after the Effective Time. To the extent the actual amount of an Other Property Tax that is attributable to a period ending prior to the Effective Time (but not due and payable prior to the Closing) is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Other Property Tax pursuant to Section 2.4 and/or Section 13.1, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Other Property Tax for purposes of such adjustment, and the amount of such Other Property Tax used for purposes of Section 13.1 shall be considered full and final settlement of such Other Property Tax without regard to the actual Tax rates or assessments.

C.    Buyer shall be entitled to all rights to any refunds of Property Taxes allocable to Buyer pursuant to this Section 9.2 regardless of when received. Seller shall be entitled to all rights to any refunds of Property Taxes allocated to Seller pursuant to this Section 9.2. After Closing, Buyer shall timely file or cause to be filed all Tax Returns for Property Taxes required to be filed after the Closing and shall timely pay or cause to be paid to the taxing authorities all Property Taxes that become due and payable after the Closing. Any penalty, addition to Tax, or interest levied or assessed with respect to any Property Tax shall be allocated to, and shall be payable by, the Party to which the Tax to which such penalty, addition to Tax or interest relates is allocated, regardless of when such penalty, addition to Tax, or interest is levied or assessed; provided, however, that the liability for any penalty, addition to Tax, or interest levied or assessed with respect to any failure of Buyer to comply with the previous sentence shall be allocated to, and shall be payable by, Buyer.

9.3    Apportionment of Severance Taxes. Severance Taxes shall be deemed attributable to the period during which the production of the Hydrocarbons with respect to such Severance Taxes occurred, and liability therefor shall be allocated to Seller for pre-Effective Time Severance Taxes and to Buyer for post-Effective Time Severance Taxes. For the purpose of calculating the Closing Amount under Section 2.4 and the Final Purchase Price under Section 13.1, Severance Taxes for which the actual liability amount is not known as of such time shall be estimated based on current Wyoming Severance Tax rates, with the resulting Purchase Price adjustment under Section 13.1 to be considered full and final settlement of all such Taxes without regard to the actual Tax rates or assessments; provided that, if the actual amounts of the applicable Severance Tax rates are not known at the time of the Closing, the amounts shall be re-estimated based on the best information available at the time of the Final Closing Statement, and such estimated amounts shall thereupon become full and final settlement of such Severance Taxes for purposes of this Agreement. Buyer shall be entitled to all rights to any refunds of Severance Taxes allocable to Buyer pursuant to this Section 9.3 regardless of when received. Seller shall be entitled to all rights to any refunds of Severance Taxes allocated to Seller pursuant to this Section 9.3. After Closing, Buyer shall timely file or cause to be filed all Tax Returns for Severance Taxes required to be filed after the Closing and shall timely pay or cause to be paid to the taxing authorities all Severance Taxes that become due and payable after the Closing. Any penalty, addition to Tax, or interest levied or assessed with respect to any Severance Tax shall be allocated to, and shall be payable by, the Party to which the Tax to which such penalty, addition to Tax or interest relates is allocated, regardless of when such penalty, addition to Tax, or interest is levied or assessed; provided, however, that the liability for any penalty, addition to Tax, or interest levied or assessed with respect to any failure of Buyer to comply with the previous sentence shall be allocated to, and shall be payable by, Buyer.

9.4    Income Taxes. Each Party shall be responsible for its own Income Taxes.

9.5    Transfer Taxes. Buyer shall be liable for and shall indemnify the Seller Indemnified Parties for, any Transfer Taxes (including any related interest, penalties or legal costs) that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable law, Seller shall, in accordance with applicable law, calculate and remit any Transfer Taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor. If Seller receives notice that any Transfer Taxes are due, Seller shall promptly forward such notice to Buyer for handling.

9.6    Post-Closing Tax Matters. After the Closing, each of Buyer and Seller shall:

A.    reasonably cooperate and assist the other (i) in preparing any Tax Returns relating to any Tax the Assets or imposed, or the Transaction, and (ii) in qualifying for any exemption or reduction in Tax that may be available;

B.    reasonably cooperate in preparing for any audits, examinations or other tax proceedings by, or disputes with, taxing authorities regarding any Tax relating to the Assets or the Transaction;

C.    make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the Assets or the Transaction;

D.    provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other’s Tax liability under applicable law or this Agreement (a “Tax Controversy”), and to promptly furnish the other with copies of all correspondence with respect to any Tax Controversy; and

E.    allow the other to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy without the prior written consent of the other, which may not be unreasonably withheld, conditioned or delayed.

9.7    Allocations for Federal Income Tax Purposes. Buyer and Seller acknowledge that, under Section 1060 of the Code, Buyer and Seller must report information regarding the allocation of the Purchase Price and any other amounts treated as consideration for federal income tax purposes (collectively, the “Allocation Amount”) to the United States Secretary of Treasury by attaching Department of Treasury, Internal Revenue Service, Form 8594 to their federal income tax returns for the tax period which includes the Closing Date. Buyer and Seller agree that the “Allocation Amount” shall be allocated among the Assets for Tax purposes in accordance with an allocation schedule that will be prepared and mutually agreed upon by the Parties prior to the Final Settlement Date (the “Tax Allocation Schedule”), in a manner consistent with Section 1060 of the Code to take into account any adjustments to the Purchase Price pursuant to this Agreement, including any indemnification payments pursuant to Article 14. Buyer and Seller shall each prepare their respective Forms 8594 with respect to transactions contemplated by this Agreement in a manner consistent with the Tax Allocation Schedule. The Parties shall not take any income tax position (whether in audits, on tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law. Any dispute regarding the Tax Allocation Schedule will be determined by the Accounting Arbitrator pursuant to Section 13.1B.

ARTICLE 10.
CONDITIONS PRECEDENT TO CLOSING

10.1    Seller’s Conditions Precedent. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

A.    All representations and warranties of Buyer contained in this Agreement are true in all material respects (for this purpose any materiality qualifier in such representations and warranties will be ignored) at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, other than for representations and warranties that refer to a specified date, which need only be true on and as of the specified date. Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects;

B.    No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing;

C.    Union Bank, N.A. shall have consented to the Transaction and shall have released any liens it may hold against the Assets;

D.    Helis Oil & Gas Company, L.L.C. (“Helis”) and Samson Resources Corporation (“Samson”) shall have consented to the Seller’s assignment to Buyer of that certain Leasehold Purchase and Exploration Agreement dated November 1, 2009 by and between Seller, Ballard Petroleum Holdings LLC, and Helis, as amended from time to time (as so amended, the “Helis Agreement”); and

E.    No Material Adverse Effect shall have occurred and still be outstanding.

10.2    Buyer’s Conditions Precedent. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

A.    All representations and warranties of Seller contained in this Agreement are true in all material respects (for this purpose any materiality qualifier in such representations and warranties will be ignored) at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, other than for representations and warranties that refer to a specified date, which need only be true on and as of the specified date. Seller has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects;

B.    No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing;

C.    Except as provided in Section 4.7, Seller has delivered to Buyer all Required Consents other than any required governmental approvals that are the type of Required Consent ordinarily obtained post-Closing;

D.    Union Bank, N.A. shall have consented to the Transaction and shall have released any liens it may hold against the Assets; and

E.    Helis and Samson shall have consented to the assignment of the Helis Agreement.

F.    Ballard Petroleum Holdings LLC shall be ready, willing and able to Close under that certain Purchase and Sale Agreement entered into contemporaneously herewith, by and between Ballard Petroleum Holdings LLC, as seller, and Buyer.

G.    No Material Adverse Effect shall have occurred and still be outstanding.

ARTICLE 11.
Termination

11.1    Termination. This Agreement may be terminated in accordance with the following provisions:

A.    by Seller, at Seller’s option, if any of the conditions set forth in Section 10.1 have not been satisfied on or before March 6, 2013 (or such other date set for Closing pursuant to Section 12.1), through no fault of Seller or are not waived by Seller, as of March 6, 2013 (or such other date set for Closing pursuant to Section 12.1), provided that in the case of a failure of only the condition under Section 10.1A, the condition remains unsatisfied for five (5) business days following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement);

B.    by Buyer, at Buyer’s option, if any of the conditions set forth in Section 10.2 have not been satisfied on or before March 6, 2013 (or such other date set for Closing pursuant to Section 12.1), through no fault of Buyer, or are not waived by Buyer, as of March 6, 2013 (or such other date set for Closing pursuant to Section 12.1), provided that in the case of a failure of only the condition under Section 10.2A, the condition remains unsatisfied for five (5) business days following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement);

C.    by Buyer or Seller, upon notice to the other given prior to Closing, if the aggregate of the Title and Environmental Defects Adjustment and the Exclusion Adjustments exceed ten percent (10%) of the Purchase Price;

D.    by either Party if Closing shall not have occurred on or before May 6, 2014; or

E.    upon the Parties’ mutual agreement;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to Paragraph A through D above if such Party is at such time in material breach of any provision of this Agreement. Except as provided in Section 11.2A, if a Party has rightfully terminated this Agreement, then the Deposit shall be promptly returned to Buyer, but in any event, within three (3) business days of such termination.
11.2    Remedies.

A.    Buyer’s Breach. If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise is in material breach of this Agreement prior to

Closing, and Seller is not in material breach of this Agreement and is ready and otherwise able to close, Seller shall retain the Deposit, and Seller may terminate this Agreement and keep the Deposit, which shall constitute liquidated damages hereunder, and which remedy shall be the sole and exclusive remedy available to Seller for any such failure of Buyer. The Parties acknowledge that (i) Seller’s actual damages upon such termination are difficult to ascertain, (ii) the liquidate damages set forth in the proceeding sentence is a reasonable estimate by the Parties of such actual damages to Seller, and (iii) such liquidated damages do not constitute a penalty. Buyer’s failure to tender performance at Closing shall not be considered wrongful if all of the conditions set forth in Section 10.2 have not been satisfied.

B.    Seller’s Breach. If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise is in material breach of this Agreement prior to Closing, and Buyer is not in material breach of this Agreement and is ready and otherwise able to close, Seller shall return the Deposit within three (3) business days, and Buyer may terminate this Agreement or pursue all legal and equitable remedies for Seller’s breach of this Agreement and Seller’s wrongful failure to close (excluding special, consequential, punitive or exemplary damages or loss of profits), including an action for specific performance. Seller’s failure to tender performance at Closing shall not be considered wrongful if all of the conditions set forth in Section 10.1 have not been satisfied.

C.    Effect of Termination. If this Agreement is terminated as provided in Section 11.1 or Section 11.2, then this Agreement shall be of no further force and effect and the Parties have no liability or obligation under this Agreement except for (i) the provisions of this Agreement which expressly survive termination of this Agreement, and (ii) the provisions of this Agreement relating to the retention or return of the Deposit, Section 6.2, Section 7.2, Section 8.3A, Section 8.3B, Section 8.3C, Section 14.14, Article 15, and such defined terms as set forth in this Agreement to give context to the provisions of this Agreement which survive termination under this Section 11.2C, all of which shall continue in full force and effect.

ARTICLE 12.
Closing

12.1    Date of Closing. The “Closing” of this Transaction shall be held on March 6, 2014, at 10:00 a.m. or such other date and time selected by mutual agreement of the Parties in writing. Upon execution of this Agreement, Buyer shall immediately commence its due diligence with respect to the environmental condition of the Assets, pursuant to Section 3.3 and Section 5.2, and shall use commercially reasonable efforts to complete such environmental due diligence prior to February 28, 2014. In the event that Buyer, despite its commercially reasonable efforts, due to snow cover or other adverse weather conditions, is unable to complete its onsite inspections or environmental assessments of the Assets (the uncompleted portion referred to as the “Outstanding Environmental Diligence”) on or before February 28, 2014, Buyer may, in its sole discretion, by written notice to Seller delivered on or before February 28, 2014 (an “Extension Notice”), elect to extend Closing to the date set forth in the Extension Notice, but in no event later than May 6, 2014. At the time Seller delivers the Extension Notice, Buyer will deliver to Seller a list of the Outstanding Environmental Diligence. In the event Buyer elects to extend Closing as set forth in the preceding sentence, Buyer shall use commercially reasonable efforts to complete the Outstanding Environmental Diligence and close as soon as possible, but in any event, on or before May 6, 2014. If Buyer has so elected to extend the Closing, Closing will take place on the tenth (10th) business day after Buyer has completed the Outstanding Environmental Diligence, but in no event later than May 6, 2014. The date the Closing actually occurs is called the “Closing Date”.

12.2    Place of Closing. The Closing shall be held at Buyer’s office in Denver, Colorado, or at such other place as Buyer and Seller may agree in writing.

12.3    Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

A.    Seller shall execute, acknowledge and deliver to Buyer (a) an Assignment, Bill of Sale, and Conveyance in the form attached as Exhibit E (the “Assignment”) conveying the Assets to Buyer as of the Effective Time, and (b) such other assignments or transfers necessary to convey the Assets to Buyer, including without limitation, any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with governmental regulation;

B.    Buyer shall deliver the Closing Amount to the account at the bank designated by Seller in the Preliminary Settlement Statement or other notice by wire transfer in immediately available funds, or by such other method as agreed to by the Parties;

C.    Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code in the form attached as Exhibit F.

D.    Seller shall execute and deliver to Buyer an Officer’s Certificate, dated as of the Closing Date, in form and substance as set forth in Exhibit G;

E.    Buyer shall execute and deliver to Seller an Officer’s Certificate, dated as of the Closing Date, in form and substance as set forth in Exhibit H;

F.    Seller shall deliver the Records to Buyer, at Buyer’s expense, at Buyer’s Denver, Colorado offices within ten (10) business days after the Closing;

G.    Seller shall deliver to Buyer all Required Consents obtained as of Closing other than required governmental approvals ordinarily obtained post-Closing;

H.    Seller shall deliver and Seller and Buyer shall execute and deliver letters in lieu of transfer orders; and

I.    Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 13.
Post-Closing Obligations

13.1    Final Settlement Statement.

A.    On or before one hundred and twenty (120) days after the Closing Date (“Final Settlement Statement Due Date”), Seller will prepare and deliver to Buyer a “Final Settlement Statement” setting forth each adjustment or payment that was not finally determined as of the Closing, and showing the calculation of such adjustment and the resulting final purchase price (the “Final Purchase Price”). On or before thirty (30) days after receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing Buyer’s proposed changes to the Final Settlement Statement. Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The Parties shall attempt to agree with respect to the changes proposed by Buyer, no later than five (5) days after receipt of Buyer’s suggested changes to the Final Settlement Statement (the “Dispute Resolution Date”). If the Parties are unable to agree Section 13.1B will apply. The date upon which such agreement is reached or upon which the Final Purchase Price is established, as provided in Section 13.1B, shall be herein called the “Final Settlement Date.” If the Final Purchase Price is more or less than the sum of the Closing Amount plus the Deposit, Buyer or Seller shall make the appropriate payments by wire transfer in same day funds to the appropriate Party, without interest, within ten (10) days of the Final Settlement Date.

B.    If Seller and Buyer are unable to resolve the matters with respect to Buyer’s proposed changes by the Dispute Resolution Date, each of Buyer and Seller shall within ten (10) business days after the Dispute Resolution Date, summarize its position with regard to such dispute in a written document of twenty (20) pages or less and submit such summaries to such person as the Parties may mutually select (the “Accounting Arbitrator”), together with Buyer’s proposed changes, the Final Settlement Statement and any other documentation such Party may desire to submit. Within ten (10) business days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and enforceable against any of the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller. If the parties are unable to agree upon the Accounting Arbitrator within ten (10) business days after the Dispute Resolution Date, then either Party may apply to the Eighth Judicial District Court in and for Converse County, Wyoming for the appointment of an arbitrator pursuant to the Wyoming Uniform Arbitration Act, Wyo. Stat. § 1-36-101, et seq.

C.    If after the delivery of the Final Settlement Statement pursuant to the provisions of Section 13.1A (i) either Party receives monies (including proceeds of production) belonging to the other Party pursuant to Section 1.6 or otherwise, then such monies shall, within five (5) business days after the end of the month in which they were received, be paid over by the receiving Party to the owed Party, (ii) either Party pays monies for Property Expenses that are the obligation of the other Party pursuant to Section 1.6 or otherwise, then the obligated Party shall, within five (5) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice are received by it, reimburse the paying Party therefor, (iii) either Party receives an invoice of an expense or obligation that is owed by the other Party pursuant to Section 1.6 or otherwise, then the receiving Party shall promptly forward such invoice to the obligated Party and (iv) if an invoice of an expense or other obligation is received by either Party and is the obligation of both Parties, then the Parties shall consult with each other and shall each promptly pay its portion of such invoice to the obligee. Each Party shall be permitted to offset any monies owed by it to the other Party pursuant to this Section 13.1C against amounts owing by it to such other Party pursuant to this Section 13.1C.

13.2    Financial Statements. Seller acknowledges that Buyer and its affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the Transaction in documents filed by Buyer and its affiliates with the Securities Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and that such financial statements may be required to be audited. Accordingly, but subject to (y) those items that are excluded to arrive at the definition of Records, and (z) items that are Excluded Assets, from and after the date of execution of this Agreement, Seller shall use commercially reasonable efforts to (a) promptly provide Buyer with such information about the Assets that is in Seller’s possession or is provided to Seller by an Operator and that is reasonably requested by Buyer on the grounds that it is required to be included in documents filed by Buyer and its affiliates with the SEC, (b) provide, and shall cause its affiliates, officers and employees to provide, reasonable cooperation in connection with the Buyer’s preparation of documents to be filed by Buyer and its affiliates with the SEC, including providing reasonable access to employees, books and records and any existing financial data relating to the Assets that is reasonably requested by Buyer in connection with such filings with the SEC, and (c) request that Operators provide information and documents that Seller is entitled by Contract to receive and that is reasonably requested by Buyer in connection with such filings with the SEC; provided, however, that Seller shall not be required under this Section 13.2 to prepare or cause to be prepared any new reports, documents or financial data relating to the Assets.

13.3    Area of Mutual Interest. If, during the period of time from the Closing Date until two (2) year after the Closing Date, Seller, or any if its affiliates, representatives, agents, partners, successors or assigns (collectively a “Seller Party”) shall lease, purchase, trade, or otherwise acquire, either directly or indirectly any oil and gas lease, leasehold rights, mineral interest or development rights (including entering into any farmout or participation agreement) covering lands within the Transaction Area, such Seller Party shall immediately notify Buyer of such acquisition in writing, and within fourteen (14) days thereof, at Buyer’s option, exercisable in its sole discretion, such Seller Party shall assign 100% of such interest to Buyer, at such Seller Party’s actual cost, free and clear of any overriding royalties, leasehold burdens, liens or other encumbrances placed thereon by such Seller Party, pursuant to an assignment substantially in the form of Exhibit E, containing a special warranty of title by, through and under such Seller Party, but not otherwise. This Section 13.3 shall not apply to Seller’s ownership, use and development of any of the Excluded Assets.

13.4    Further Assurances. From time to time after Closing, the Parties shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction.

ARTICLE 14.
Assumption and Retention of Obligations and Indemnification

14.1    Buyer’s Assumption of Liabilities and Obligations. From and after Closing, and except for Retained Liabilities, Buyer shall assume and pay, perform, fulfill, and discharge: (a) all claims, costs, expenses, liabilities, Losses and obligations accruing or relating to its owning, developing, exploring, or maintaining of the Assets or the producing, transporting, and marketing of Hydrocarbons from the Assets for the periods after the Effective Time, or, in the case of Taxes, to the extent apportioned pursuant to Article 9 to the period of time after the Effective Time; (b) all obligations of Seller arising under the Leases and Contracts after the Effective Time (except as otherwise provided in this Agreement); (c) the Assumed Environmental Liabilities; (d) furnishing of makeup gas and settlements of imbalances according to the terms of applicable gas sales, processing, gathering and transportation contracts; and (e) payment of royalties, overriding royalties, net profit interests or other interests or obligations attributable to the sales of Hydrocarbons after the Effective Time, (f) the payment of those amounts held in suspense for which the Purchase Price was adjusted pursuant to Section 2.4 whether attributable to the period before or after the Effective Time and (g) the Special Obligations (as later defined, but substituting Buyer in the place of any reference to Seller) to the extent attributable to the period of time after Closing (collectively, the “Assumed Liabilities”).

14.2    Seller’s Retention of Liabilities and Obligations.

A.    From and after Closing, and except for the Assumed Liabilities, Seller retains and agrees to continue to be liable to perform, fulfill and discharge all claims, costs, expenses, liabilities, Losses and obligations accruing or relating to its owning, developing, exploring or maintaining of the Assets prior to the Effective Time, or, in the case of Taxes, to the extent apportioned pursuant to Article 9, to the period of time prior to the Effective Time.

B.    From and after Closing and except for the Assumed Liabilities, Seller retains and agrees to continue to be liable to perform, fulfill and discharge all claims, costs, expenses, liabilities, Losses and obligations accruing or relating to (i) any injury, death, casualty, tortious action or inaction occurring on or attributable to the Assets; (ii) employee-related claims of Seller; (iii) obligations with respect to the payment or mis-payment of royalties, overriding royalties, net profits interests or other interests or obligations attributable to the sale of Hydrocarbons; and (iv) Taxes (the “Special Obligations”), in each case attributable to the period of time prior to Closing.

C.    From and after Closing, Seller retains and agrees to perform, fulfill and discharge all claims, costs, expenses, liabilities, Taxes, and obligations accruing or relating to the owning, developing, exploring or maintaining of the Excluded Assets before or after the Effective Time.

D.    To the extent the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky laws and that resales thereof may therefore be subject to the registration requirements of such acts, Seller shall retain any and all liability for Losses attributable to representations made to its investors.

The liabilities set forth in Section 14.2A, Section 14.2B, Section 14.2C and Section 14.2D are, collectively, the “Retained Liabilities.”
14.3    Indemnification. “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against.

After the Closing, the Parties shall indemnify each other as follows:
A.    Seller’s Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, shareholders, partners, members, affiliates, employees, agents, and successors and assigns (“Buyer Indemnified Parties”), from and against any and all Losses and causes of action, liabilities and expenses relating to, or arising out of, or connected, directly or indirectly, with the Retained Liabilities, and any breach of the Seller’s representations, warranties and covenants under this Agreement.

B.    Buyer’s Indemnification of Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its officers, directors, employees, shareholders, partners, members, affiliates, agents, and successors and assigns (“Seller Indemnified Parties”) from and against any and all Losses and causes of action, liabilities and expenses relating to, or arising out of or connected, directly or indirectly, with the Assumed Liabilities and any breach of the Buyer’s representations, warranties and covenants under this Agreement.

C.    Release.    Buyer shall be deemed to have released Seller at the Closing from any Losses for which Buyer has agreed to indemnify Seller hereunder, and Seller shall be deemed to have released Buyer at the Closing from any Losses for which Seller has agreed to indemnify Buyer hereunder. The releases in the preceding sentence shall extend to each Party’s respective officers, directors, shareholders, partners, members, representatives, employees, agents and affiliates.

14.4    Indemnification Limitations.

A.    Neither Seller nor Buyer shall not have any liability for any indemnifications under Section 14.3A or Section 14.3B for any Loss (without duplication) arising from a single event unless the amount with respect to such Loss exceeds Twenty-Five Thousand Dollars ($25,000.00) (the “Individual Indemnity Threshold”) and until and unless the aggregate amount of all Losses exceeding the Individual Indemnity Threshold and for which Claim Notices are delivered by the Indemnified Party prior to expiration of the applicable period under Section 14.8 exceeds Two Hundred and Fifty Thousand Dollars ($250,000.00) (the “Indemnity Deductible”), and then only to the extent such Losses exceed the Indemnity

Deductible. Notwithstanding anything to the contrary contained in this Agreement, Seller and Buyer shall not be required to indemnify the other Party for aggregate Losses in excess of twenty percent (20%) of the Purchase Price (the “Indemnity Cap”).

B.    Notwithstanding the foregoing, (i) Seller’s obligation to indemnify Buyer for those Retained Liabilities set forth in Section 14.2B or Section 14.2C, (ii) Buyer’s obligation to indemnify Seller for those Assumed Liabilities set forth in Section 14.1(g), or, Section 14.1(c), but only with respect to any Claim asserted by delivery of a Claim Notice with respect to Section 14.1(c) on or before twenty four (24) months after the Closing Date, and (iii) either Party’s breach of the Special Representations, or any covenant or agreement contained in this Agreement, shall not be limited by Section 14.4A, and the obligation to indemnify shall be from the first dollar of any Loss, and without regard to the Individual Indemnity Threshold, the Indemnity Deductible and the Indemnity Cap.

14.5    Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 3.3, THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, EXCLUDING HOWEVER THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

14.6    Exclusive Remedy. Except for causes of action based on actual fraud or willful misconduct, notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, the Assignment, Section 1.7, Section 3.3, Section 4.2B, Section 4.5, Section 4.9, Section 5.4D, Section 5.5, Section 8.3C, Section 13.1A, Section 13.1B, Section 14.3A, Section 14.3B and Section 15.12 contain the Parties’ exclusive remedies against each other with respect to the Transaction, including breaches of representation, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement.

14.7    Procedure. The indemnifications contained in this Article shall be implemented as follows:

A.    Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which shall list the amount claimed by an Indemnified Party, the basis for such claim, with supporting documentation, and list each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within thirty (30) days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

B.    Information. If the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Agreement

(a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party as soon as is practicable. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within sixty (60) days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that any settlement of the claim by the Indemnifying Party may not result in any liability or cost to the Indemnified Party without its prior written consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 14 applies until the Indemnifying Party assumes such defense. If the Indemnifying Party fails to assume such defense within the time period provided above, the Indemnified Party may settle the Claim, in its reasonable discretion at the Indemnifying Party’s expense. An Indemnifying Party (or the Indemnified Party if the Indemnified Party is defending the Claim) shall not, without the written consent of the other Party, (i) settle any Claim or consent to the entry of any judgment with respect to the Claim which does not include an unconditional written release of the Indemnified Party or the Indemnifying Party, as the case may be, from all liability in respect of such Claim, or (ii) settle any Claim or consent to the entry of any judgment with respect to the Claim in any manner that may materially or adversely affect the Indemnified Party or the Indemnified Party, as the case may be (other than as a result of money damages covered by the indemnity). If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

14.8    Survival.

A.    Except as provided in Section 14.8B, a Party’s representations, warranties, covenants or agreements under this Agreement will survive the Closing or terminate at the Closing (in each case, the “Survival Period”):

(a)    Except as provided in Paragraphs (b), (c), (d) and (e), all representations and warranties will survive the Closing until 5:00 o’clock p.m. prevailing Mountain Time twelve (12) months after the Closing Date;
(b)    The representations and warranties set forth in Section 5.3 will survive the Closing until 5:00 o’clock p.m. prevailing Mountain Time twelve (12) months after the Closing Date;

(c)    The following representations and warranties will survive the Closing until the expiration of the applicable Statute of Limitations: Sections 6.1A, 6.1B, 6.2, 6.3, 6.4, 6.5, 6.6, 7.1A, 7.1B, 7.2, 7.3, 7.8, and 7.9 (the “Special Representations”);
(d)    All of the covenants, agreements, disclaimers and releases contained in this Agreement will survive the Closing in accordance with their terms.
Representations and warranties shall be of no further force and effect after the end of the respective Survival Period; provided that there shall be no termination of any bona fide Claim asserted pursuant to this Agreement by the delivery of a Claim Notice with respect to such representation or warranty prior to end of the respective Survival Period.
B.    The indemnities contained in this Agreement, including under Section 1.7, Section 3.3, Section 9.3, Section 14.3A and Section 14.3B, shall survive Closing until expiration of the applicable Statute of Limitations, and shall be of no further force and effect thereafter, except with respect to any bona fide Claim asserted pursuant to this Agreement by delivery of a Claim Notice with respect to such indemnification prior to its expiration date.
14.9    Insurance. The amount of any Losses for which any of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, is entitled to indemnification under this Agreement or in connection with or with respect to the Transaction shall be reduced by any corresponding insurance proceeds from insurance policies carried by the Buyer Indemnified Party or Seller Indemnified Party, as applicable, if a claim were properly pursued under the relevant insurance arrangements (net of any collection costs).

14.10    No Insurance; Subrogation. The indemnifications provided in this Agreement shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their respective successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.

14.11    Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-Party for any obligations or liabilities that may be incurred with respect to the Assets.

14.12    Noncompensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, as applicable, or their respective affiliates, any loss of profits, special, indirect, consequential, punitive, exemplary, remote or speculative damages arising under or in connection with the Agreement or the Transaction, except to the extent any such Party is liable for such damages to a third party. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties and Seller, on behalf of each of the Seller Indemnified Parties, each waive any right to recover any loss of profit, special, indirect, consequential, punitive, exemplary, remote or speculative damages arising in connection with or with respect to this Agreement or the Transaction.

14.13    Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of Wyo. Stat. § 30-1-131 relating to oilfield services and associated activities shall not be applicable to this Agreement or the Transaction.

ARTICLE 15.
Miscellaneous

15.1    Expenses. All fees, costs, and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating this Transaction shall be paid by the Party incurring the same including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

15.2    Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice when received whether by: (i) personal delivery; (ii) mail (provided that a Party will be deemed to have received notice mailed by registered or certified mail five (5) days after mailing); or (iii) overnight courier. All notices shall be addressed as follows:

Seller

Maurice W. Brown Oil & Gas, LLC
516 South Greeley Highway
Cheyenne, Wyoming 82007
Attention: Robert McCue
Telephone: 307-634-8605

Buyer

Fidelity Exploration & Production Company
1700 Lincoln Avenue, Suite 2800
Denver, Colorado 80203
Attention: Darrell Finneman
Telephone: 303-893-3133

Fidelity Oil Co.
1700 Lincoln Avenue, Suite 2800
Denver, Colorado 80203
Attention: Darrell Finneman
Telephone: 303-893-3133

A Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.
15.3    Relationship of Buyer Entities. It is not the intention of the Fidelity Exploration or Fidelity Oil to create a partnership, joint venture, mining partnership or association among such entities, and neither this Agreement nor the ownership of the Assets by Fidelity Exploration and Fidelity Oil after Closing as co-tenants shall be construed as creating such a relationship. The liability of Fidelity Exploration and Fidelity Oil under this Agreement shall be several and separate, not joint or collective.

15.4    Amendments/Waiver. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

15.5    Assignment. This Agreement may not be assigned by Buyer without prior written consent of Seller.

15.6    Announcements. Except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued concerning this Agreement or this Transaction, and Buyer or Seller shall not issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

15.7    Counterparts/Electronic Fax Signatures. Buyer and Seller may execute this Agreement in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. The Parties agree that facsimile signatures and signatures transmitted by electronic mail are binding.

15.8    Governing Law. This Agreement and this Transaction and any dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Wyoming.

15.9    Entire Agreement. This Agreement constitutes the entire understanding among the Parties, their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter. Each Exhibit and Schedule attached to this Agreement is incorporated into this Agreement.

15.10    Knowledge. The term “knowledge” shall mean, for purposes of this Agreement, the actual, conscious knowledge, after reasonable due inquiry, (i) in the case of Seller, Maurice W. Brown or Robert McCue or the respective manager level personnel responsible for land, legal and environmental matters, and (ii) in the case of Buyer, Darrell Finneman or Patrick Rutty.

15.11    Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns, but only those persons that will have responsibilities pursuant to this Agreement are Parties to this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the Parties or their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

15.12    Dispute Resolution. Before commencing litigation regarding any dispute arising under this Agreement, other than any dispute covered by the dispute resolution procedures under Section 4.5, Section 5.5 or Section 13.1B, the provisions of this Section 15.11 shall apply. Each Party agrees to notify the other Party, in writing, of any such dispute.  The Parties shall then, acting in good faith, use commercially reasonable efforts to resolve the dispute as soon as possible.  If the dispute is not resolved within thirty (30) days after notice is given, then the dispute will be referred to members of senior management of each of the Parties for resolution and each Party will appoint a senior officer with the authority to settle the dispute. The senior officers so appointed will attempt to resolve the dispute within a further period of thirty (30) days from the date such referral notice is given.  If the Parties are unable to resolve the dispute within thirty (30) days of such notice, the Parties agree to endeavor to resolve the dispute through mediation.  The Parties agree to utilize good faith in selecting a mediator, scheduling the mediation and participating in the mediation.  Expenses of the mediation, excluding legal fees, shall be divided equally between the Parties.  If the dispute is not resolved through mediation, despite the Parties good faith efforts, either Party may initiate litigation within the State or Federal courts located within the State of Wyoming to resolve the dispute. Nothing in this Section 15.11 shall prevent either Party from seeking interim injunctive relief in the State or Federal courts, to maintain the status quo and avoid irreparable injury pending the outcome of the dispute resolution procedures set forth in this Section 15.11.

15.13    References, Titles and Construction
.
A.    All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

B.    Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

C.    The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

D.    Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine, and neutral genders shall be construed to include any other gender.

E.    Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this Article shall be construed to authorize such renewal, extension, modification, amendment or restatement.

F.    Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

G.    The word “or” is not intended to be exclusive and the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions.

H.    No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

I.    All references herein to “$” or “dollars” shall refer to U.S. Dollars.

J.    References in this Agreement to a “business day” shall mean a day, other than a Saturday or Sunday, on which national banks are open for business in the State of Wyoming. If the date for a performance under this Agreement falls on a day that is not a business day, the date for such performance will be extended to the next business day.

K.    References in this Agreement to use “commercially reasonable efforts” or to “reasonably cooperate” or phrases of similar import shall not be interpreted to require the expenditure of any funds or the incurrence of any obligations.

IN WITNESS WHEREOF, this Agreement has been duly executed this Agreement effective as of the Effective Time.

SELLER:

MAURICE W. BROWN OIL & GAS LLC

By:	/s/ Maurice W. Brown
Name: Maurice W. Brown
Title: Manager

BUYER:

FIDELITY EXPLORATION & PRODUCTION
COMPANY

By:	/s/ Patrick M. Rutty
Name: Patrick M. Rutty
Title: Vice President of Exploration

FIDELITY OIL CO.

By:	/s/ Darwin Subart
Name: Darwin Subart
Title: Chief Financial Officer